COVER PAGE TO SCHEDULE 14A

                              SCHEDULE 14A INFORMATION

                  Proxy Statement Purusant to Section 14(a) of the
                           Securities Exchange Act of 1934



Filed by the Registrant  [X]


Check the Appropriate box:

[X]  Definitive Proxy Statement




                          BIO-REFERENCE LABORATORIES, INC.
                          --------------------------------
                  (Name of Registrant as Specified in its
Charter)


Payment of Filing Fee (Check the appropriate box:)

[X]  No fee required

BIO-REFERENCE LABORATORIES, INC.

Revocable Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders - April 23, 1998

The undersigned, a stockholder of BIO-REFERENCE LABORATORIES, INC.(the"Company") hereby appoints Marc D. Grodman and Howard Dubinett or either ofthem, as proxy or proxies of the undersigned, with full power of substitution,to vote, in the name, place and stead of the undersigned, with all of the powerswhich the undersigned would possess if personally present, on behalf of theundersigned, all the shares which the undersigned is entitled to vote at theAnnual Meeting of the Stockholders of BIO-REFERENCE LABORATORIES, INC. to be held at 9:00 A.M. (local time) on Thursday, April 23, 1998, at
The Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001 and at any and all adjournments thereof. The undersigned directs that this Proxy be voted as follows:

      1) To elect two Class I directors, each to serve for a term of three years and until his successor is elected and qualified (Proposal One).

FOR (  ) all nominees listed              WITHHOLD AUTHORITY (  ) to vote for
below (except as marked to                all nominees listed below
the contrary below)

Nominees:         MARC D. GRODMAN, HOWARD DUBINETT

(Instructions: To withhold authority for an individual nominee, write that nominee's name on the line provided.)

__________________________________________________________________________


2) In their discretion, on all other matters as shall properly come before the meeting

               AUTHORITY GRANTED (  )              AUTHORITY WITHHELD (  )




      The Board of Directors recommends a vote FOR all of the foregoing. UNLESS OTHERWISE SPECIFIED AS ABOVE PROVIDED, THIS PROXY WILL BE VOTED
"FOR" THE ELECTION OF DIRECTORS (PROPOSAL ONE) AS SET FORTH IN THE PROXY STATEMENT. IN ADDITION, DISCRETIONARY AUTHORITY IS CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING UNLESS SUCH AUTHORITY IS SPECIFICALLY WITHHELD. Stockholders who are present at the meeting may withdraw their Proxy and vote in person if they so desire.

      PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY. No postage is required if returned in the enclosed envelope and mailed in the United States. Receipt of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement of the Board of Directors and the Company's Annual Report for the year ended October 31, 1997 is acknowledged.


Dated: April       , 1998
       ------------------

_________________________________________________________

---------------------------------------------------------
(Signature of Stockholder)

Please sign exactly as name appears on this Proxy. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in partnership name by authorized person.





PLEASE SIGN AND RETURN THIS PROXY PROMPTLY

No postage is Required if Returned in the Enclosed Envelope and Mailed in the United States

BIO-REFERENCE LABORATORIES, INC.


 481 EDWARD H. ROSS DRIVE

ELMWOOD PARK, NEW JERSEY 07407


       201-791-2600


      _______________


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



      April 23, 1998


      _______________

          The annual meeting of stockholders of Bio-Reference Laboratories, Inc. (the "Company") will be held at The Sheraton Crossroads Hotel,
Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001, on Thursday, April 23, 1998 at 9:00 A.M. local time, for the following purposes:

          1. To elect two directors to the Company's Board of Directors, each to serve for a term of three years and until his successor is duly elected and qualified (Proposal One).

          2. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

          Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the close of business on March 27, 1998 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at the meeting or any adjournment thereof.

          Stockholders who do not expect to be present in person at the meeting are urged to date and sign the enclosed proxy and promptly mail it in the accompanying postage-paid envelope.

                                  By Order of the Board of Directors



                                  Marc D. Grodman
                                  President


Dated: April 2, 1998


          PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING BUT WILL, HOWEVER, HELP TO ASSURE A QUORUM AND AVOID ADDED PROXY
SOLICITATION COSTS.


BIO-REFERENCE LABORATORIES, INC.


 481 EDWARD H. ROSS DRIVE

ELMWOOD PARK, NEW JERSEY 07407


       201-791-2600


      _______________



      PROXY STATEMENT


      _______________


Annual Meeting of Stockholders


      April 23, 1998


      _______________


          This Proxy Statement of Bio-Reference Laboratories, Inc., a New Jersey corporation (the "Company") is first being mailed to Stockholders on or about April 2, 1998 in connection with the solicitation of proxies by the Company's Board of Directors to be used at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 23, 1998 at 9:00 A.M. (local time) at The Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001. Accompanying this Proxy Statement is a Notice of Annual Meeting of Stockholders, a form of Proxy and a copy of the Company's 1997 Annual Report containing financial statements and related data.

          All proxies which are properly filled in, signed and returned to the Company prior to or at the Meeting will be voted in accordance with the instructions thereon. A proxy may be revoked by any stockholder giving the same prior to the exercise thereof by: (a) written notice delivered to the Company's principal offices prior to the commencement of the Meeting, (b) providing a signed proxy bearing a later date, or (c) appearing in person and voting at the Meeting. The Company intends to vote executed but unmarked proxies in favor of Proposal One. Broker non-votes will be counted for purposes of determining a quorum but otherwise will be considered not represented with regard to voting on any matter with respect to which there is a broker non-vote. The Board has fixed the close of business on March 27, 1988 as the record date for the determination of stockholders who are entitled to notice of, and to vote at the meeting or any adjournment thereof.

          The expenses of preparing, assembling, printing and mailing the form of proxy and the material used in solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no additional compensation therefor) to solicit proxies personally, and by telephone. The Company has requested banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and will reimburse such persons for their services in doing so. The cost of such additional solicitation incurred otherwise than by use of the mails is estimated not to exceed $5,000.

Vote Required, Principal Stockholders
and Stockholdings of Management

         The Board of Directors has fixed the close of business on March 27, 1998 as the record date for the determination of stockholders who are entitled to notice of, and to vote at the meeting or any adjournment thereof.
At the record date, the Company had 7,169,376 shares of its Common Stock, $.01 par value (the "Common Stock") outstanding, the holders of which are each entitled to one vote per share. The presence in person or by proxy of at least a majority of the outstanding Common Stock of the Company is necessary to constitute a quorum at the meeting. Election of directors (Proposal One) requires the affirmative vote of a majority of the votes cast by the holders of Common Stock present in person or by proxy at the meeting.

          Unless otherwise indicted, all share and per share information contained in this Proxy Statement gives effect to the one-for-ten reverse split of the outstanding Common Stock effective October 7, 1991 and the one-for-three reverse stock split of the outstanding Common Stock effective August 24, 1993. In addition, unless otherwise indicated, actual price quations for the Common Stock in the over-the-counter market have been adjusted throughout this Proxy Statement by multiplying the actual price quotations for periods prior to October 7, 1991 by 30 and for periods subsequent thereto and prior to August 24, 1993 by three. No assurances can be given that the actual price quotations for the Common Stock during such pre-split periods would have approximated such adjusted prices if the one-for-10 and one-for-three reverse stock splits had been effectuated at such times.

          The following table sets forth information as of March 27, 1998 with respect to the ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and
(iv) all directors and executive officers as a group. The percentages have been calculated on the basis of treating as outstanding for a particular holder, all shares of Common Stock outstanding on said date owned by such holders and all shares of Common Stock issuable to such holder in the event of exercise or conversion of outstanding options, warrants and convertible securities owned by such holder at said date which are exercisable or convertible within 60 days of such date.

Name and Address of                Shares of
Beneficial Owner                   Common Stock             Percentage
-------------------                Beneficially Owned(1)    Ownership
                                   ---------------------    ---------
Directors and
Executive Officers*
------------------
Marc D. Grodman(2)                1,521,845                  18.9%
Howard Dubinett(3)                  475,001                   6.4%
Sam Singer(4)                       377,667                   5.2%
Frank DeVito(5)                      10,202                    --
John Roglieri(6)                     35,001                    --
Gary Lederman(7)                     15,200                    --

Executive Officers
and directors as a
group (six persons)
(2)(3)(4)(5)(6)(7)               2,434,916                   28.6%

---------------

* The address of all of the Company's directors and executive officers is c/o the Company, 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407.

(1) Except as otherwise noted, each holder named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.

(2) Includes 476,100 shares owned directly by Dr. Grodman, 549,678 shares issuable upon conversion of Senior Preferred Stock and 300,000 shares issuable upon exercise of options. Also includes 141,667 shares owned directly and 54,400 shares issuable upon conversion of Senior Preferred
Stock held by Dr. Grodman's wife, Pam Grodman, and a Company controlled by her. Dr. Grodman disclaims beneficial ownership of these 196,067 shares.

(3) Includes 261,667 shares owned directly, and 213,334 shares issuable upon exercise of options.

(4) Includes 211,000 shares owned directly, and 166,667 shares issuable upon exercise of options.

(5) Includes 202 shares owned directly and 10,000 shares issuable upon exercise of warrants.

(6) Includes 1,667 shares owned directly and 33,334 shares issuable upon exercise of warrants.

(7)       Includes 15,200 shares issuable upon exercise of warrants.




                                            ACTION TO BE TAKEN AT
                                                THE MEETING

                                             ELECTION OF DIRECTORS
                                                 (Proposal One)

          The number of directors on the Company's Board of Directors is currently fixed at six. The Company's Certificate of Incorporation divides the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board is comprised of two Class I directors (Dr. Grodman and Mr. Dubinett), two Class II directors (Mr. Singer and Mr. DeVito) and two Class III directors (Dr. Roglieri and Mr. Lederman), whose terms expire upon the election and qualification of their successors at the Annual Meeting of Stockholders in 1998, 1999 and 2000, respectively. At each Annual Meeting of Stockholders, directors will be elected for a full term of three years.

          Dr. Grodman and Mr. Dubinett (current Class I directors) are being proposed for re-election at this 1998 Annual Meeting of Stockholders, each to serve for a three-year term and until his successor is elected and qualifies. The shares represented by proxies will be voted in favor of the election as directors of Dr. Grodman and Mr. Dubinett who are the nominees of the Board of Directors for election and authority to vote for their election as Class I directors shall be deemed granted unless specifically withheld. Management has no reason to believe that either or both of such nominees for the office of director will not be available for election as a director. However, should either or both of them become unwilling or unable to accept nomination for election, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person or persons as Management may recommend. The Company does not have a nominating committee. During the twelve month period ended October 31, 1997, the Company's Board of Directors held a total of two meetings.

          The following table sets forth certain information with respect to each of the directors and executive officers of the Company.

Name                                    Age      Position
----                                    ---      --------
Marc D. Grodman, M.D.                   46       Chairman of the Board,
                                                 President, Chief Executive
                                                 Officer and Director

Howard Dubinett(a)                      46       Executive Vice President,
                                                 Chief Operating Officer
                                                 and Director

Sam Singer                              54       Vice President, Chief
                                                 Financial Officer, Chief
                                                 Accounting Officer and Director

Frank DeVito(b)                         56       Director


John Roglieri, M.D.(b)                  56       Director

Gary Lederman, Esq.                     63       Director
____________
  (a) Chairman of the Audit Committee.
  (b) Member of the Audit Committee.

          The Audit Committee confers with the Company's auditors and reviews, evaluates and advises the Board of Directors concerning the adequacy of the Company's accounting systems, its financial reporting practices, the maintenance of its books and records and its internal controls. In addition, the Audit Committee reviews the scope of the audit of the Company's financial statements and the results thereof.

          The Company does not have an Executive Committee. Officers are elected by and hold office at the discretion of the Board of Directors.

          The following is a brief account of the business experience of each nominee for director of the Company.

          Marc D. Grodman, M.D. founded the Company in December 1981 and has been its Chairman of the Board, President, Chief Executive Officer and a Director since its formation. Dr. Grodman is an Assistant Professor of Clinical Medicine at Columbia University College of Physicians and Surgeons and Assistant Attending Physician at Presbyterian Hospital, New York City. From 1980 to 1983, Dr. Grodman attended the Kennedy School of Government at Harvard University and was a Primary Care Clinical Fellow at Massachusetts General Hospital. From 1982 to 1984, he was a medical consultant to the Metal Trades Department of the AFL-CIO. Dr. Grodman received a B.A. degree from the University of Pennsylvania in 1973 and an M.D. degree from Columbia University College of Physicians and Surgeons in 1977. Except for approximately 20 hours per month spent as Assistant Professor of Clinical Medicine and Assistant Attending Physician at Columbia University and Presbyterian Hospital and rendering medical services to the Uniformed Firefighters Association of New York City, Dr. Grodman devotes all of his working time to the business of the Company.

          Howard Dubinett has been the Executive Vice-President and Chief Operating Officer of the Company since its formation. He became a Director of the Company in April 1986. Prior to joining the Company, Mr. Dubinett was general manager of Union Prescription Service, Inc., a company which administered prescription drug plans. Mr. Dubinett attended Rutgers
University. Mr. Dubinett devotes all of his working time to the business of the Company.

          Sam Singer has been the Company's Vice President and Chief Financial Officer since October 1987 and a Director since November 1989. He is responsible for all financial activities of the Company. Prior to joining the Company, he was Controller for Sycomm Systems Corporation, a data processing and management consulting company, from 1981 to 1987. He received a B.A. degree from Strayer College and an M.B.A. from Rutgers University. Mr. Singer devotes all of his working time to the business of the Company.

          Frank DeVito became a Director of the Company in April 1986. Since 1970, Mr. DeVito has been Vice President of the New Jersey State AFL-CIO and from 1960 until December 1985 was President of AFL-CIO United Food and Commercial Workers, Local 1245. From 1981 through December 1985 Mr. DeVito was also President of United Food and Commercial Workers District Council of Metropolitan New York and Northern New Jersey, which was comprised of 35 local unions with approximately 150,000 members. Since 1985, Mr. DeVito has also been serving as the President of Benefit Plan Services of New Jersey, a medical insurance consulting company.

          John Roglieri, M.D. became a Director of the Company in September 1995. He is an Assistant Professor of Clinical Medicine at Columbia
University's College of Physicians and Surgeons and an Assistant Attending Physician at Presbyterian Hospital, New York City. Dr. Roglieri received a
B.S. degree in Chemical Engineering and a B.A. degree in Applied Sciences from Lehigh University in 1960, an M.D. degree from Harvard Medical School in 1966, and a Master's degree from Columbia University School of Business in 1978. From 1969 till 1971, he was a Senior Assistant Surgeon in the U.S.
Public Health Service in Washington. From 1971 till 1973 he was a Clinical and Research Fellow at Massachusetts General Hospital. From 1973 to 1975, he was Director of the Robert Wood Johnson Clinical Scholars program at Columbia University. In 1975 he was appointed Vice-President Ambulatory
Services at Presbyterian Hospital, a position which he held until 1980.
Since 1980, he has maintained a private practice of internal medicine at Columbia-Presbyterian Medical Center. From 1988 till 1992, he was also Director of the Employee Health Service at Presbyterian Hospital. Since 1992, he has been Corporate Medical Director of NYLCare, a managed care subsidiary of New York Life. He is a member of advisory boards to several pharmaceutical companies, a member of the Editorial Advisory Board of the journal Managed Care and a biographee of Who's Who in America.

         Gary Lederman, Esq. became a director of the Company in May 1997. He received his B.A. from Brooklyn College in 1954 and his J.D. from NYU Law School in 1957. He was manager of Locals 370, 491 and 662 of the U.F.C.W. International Union from 1961 to 1985. He is retired from the unions and has been a lecturer at Queensboro Community College in the field of insurance. Since 1995, he has served as a member of an institutional review board for RTL, a pharmaceutical drug testing laboratory.

          There are no family relationships between or among any directors or executive officers of the Company.

Compliance with Section 16 (a) of the Exchange Act

          Based solely upon a review of Forms 3 and 4 and any amendments thereto furnished to the Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, or representations that no Forms 5 were required, the Company believes that with respect to fiscal 1997, its officers, directors and beneficial owners of more than 10% of its equity securities timely complied with all applicable Section 16(a) filing requirements.


INFORMATION REGARDING EXECUTIVE COMPENSATION

       The following table sets forth information concerning the compensation paid or accrued by the Company during the year ended October 31, 1997 to its Chief Executive Officer and its other executive officers who were serving as executive officers of the Company on October 31, 1997. During the period ended October 31, 1997, the Company granted 740,000 restricted stock awards and had no long-term incentive plan in effect. All of the Company's group life, health, hospitalization or medical reimbursement plans, if any, do not discriminate in scope, terms or operation, in favor of the executive officers or directors of the Company and are generally available to all salaried employees.


   SUMMARY COMPENSATION TABLE



                                                     Annual Compensation
                                                     -------------------


                                                                        Other
                         Year                                          Annual
Name and                 Ended                                         Compen-
Principal Position       October 31,  Salary         Bonus             sation
------------------       ----------   ------         -----             -------
Marc D. Grodman MD         1997      $265,697        $90,000             $-0-
President and Chief        1996      $264,196        $95,000             $-0-
Executive Officer          1995      $264,159        $75,000             $-0-

Howard Dubinett            1997      $148,417        $43,000             $-0-
Executive Vice             1996      $154,188        $45,000             $-0-
President and Chief        1995      $144,024        $45,000             $-0-
Operating Officer

Sam Singer                 1997      $147,455         $43,000             $-0-
Vice President and         1996      $153,326         $45,000             $-0-
Chief Financial and        1995      $144,024         $45,000             $-0-
Accounting Officer


                        Long-Term Compensation
                        ----------------------



                      Year          Restricted
Name and              Ended         Stock               Options
Principal Position    October 31,   Awards(1)           (SARs)
------------------    ----------    ---------           -------
Marc D. Grodman MD     1997         300,000             300,000(2)
President and Chief    1996              -0-                  -0-
Executive Officer      1995              -0-                  -0-

Howard Dubinett        1997         240,000              213,334
Executive Vice         1996              -0-                  -0-
President and Chief    1995              -0-                  -0-
Operating Officer

Sam Singer             1997         200,000             116,667
Vice President and     1996              -0-                  -0-
Chief Financial and    1995              -0-                  -0-
Accounting Officer


                                                                     All
                       Year                      LTIP                Other
Name and               Ended                     Pay-                Compen-
Principal Position    October 31,                 outs               sation
------------------    ----------                  ----                ------
Marc D. Grodman MD     1997                        $-0-                $-0-
President and Chief    1996                        $-0-                $-0-
Executive Officer      1995                        $-0-                $-0-

Howard Dubinett        1997                        $-0-                $-0-
Executive Vice         1996                        $-0-                $-0-
President and Chief    1995                        $-0-                $-0-
Operating Officer

Sam Singer             1997                        $-0-                $-0-
Vice President and     1996                        $-0-                $-0-
Chief Financial and    1995                        $-0-                $-0-
Accounting Officer

_____________
          (1) In connection with their acceptance of the terms of new employment agreements, the Company's Board of Directors on May 13, 1997 authorized the issuance to Dr. Grodman, Mr. Dubinett and Mr. Singer of 300,000, 240,000 and 200,000 shares of Common Stock respectively. The shares are forfeitable in part in various amounts if the employee's employment is terminated "for cause" or at his option "without good reason" prior to May 1, 2000. See "Employment Agreements with Executive Officers" herein.
          (2) Does not include 604,078 shares of Common Stock issuable upon conversion of 604,078 shares of Senior Preferred Stock owned by Dr. Grodman, his wife and a corporation controlled by her (collectively the "Grodman Group"). On May 13, 1997 pursuant to a recapitalization, the previously outstanding Senior Preferred Stock owned by the Grodman Group convertible into an aggregate 604,078 shares of Common Stock on or before April 20, 2003 at a conversion price of $1.50 per share was retired in exchange for a new class of Senior Preferred Stock convertible into an aggregate 604,078 shares of Common Stock on or before May 1, 2007 at a conversion price of $.75 per share.

Employment Agreements with Executive Officers

          On May 13, 1997, Dr. Grodman agreed to the terms of a new employment agreement pursuant to which he will serve as president and chief executive officer devoting at least 90% of his working time to the business of the Company. The agreement provides (i) for a seven-year term commencing November 1, 1997; (ii) a minimum annual Base Compensation consisting of salary and bonus in the aggregate amount of $395,000 subject to increases based on increases in the Consumer Price Index as well as increases at the discretion of the board of directors; (iii) typical health insurance coverage and an initial $2,000,000 face amount of "split dollar" life insurance insuring Dr. Grodman's life and payable to his estate (excluding benefits required to be paid to the Company pursuant to the split dollar plan) with $2,000,000 of additional coverage to be applied for in the future; (iv) the leasing of an automobile for his use; (v) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company's employees; (vi) disability benefits; (vii) certain termination benefits; and (viii) in the event of termination due to a change in control of the Company, a severance payment equal to 2.99 times Dr. Grodman's average annual compensation during the preceding five years.

          In consideration for Dr. Grodman's acceptance of the terms of the employment agreement, the Board of Directors authorized the issuance to Dr. Grodman of (a) 300,000 shares of the Company's Common Stock, partially subject to forfeiture, (b) five-year incentive stock options ("ISOs") exercisable to purchase 100,000 shares of Common Stock at $.790625 per share, and (c) ten-year non-qualified stock options ("NQOs") exercisable to purchase 200,000 shares of Common Stock at $.71875 per share. The ISOs are only exercisable while Dr. Grodman is employed by the Company. The NQOs expire if Dr. Grodman's employment agreement is terminated by the Company "For Cause" or at his option, "Without Good Reason." See "Employee Incentive Stock Option Plan."

         The 300,000 shares of Common Stock issued to Dr. Grodman are forfeitable in part on the following basis if his employment agreement is terminated by the Company "For Cause" or at Dr. Grodman's option "Without Good Reason."

CAPTION
If Termination "For Cause"
or "Without Good Reason"
Occurs During the Following                                    Number of Shares
         Periods                                                  Forfeited
---------------------------                                     ----------------
May 1, 1997 through April 30, 1998                                  225,000 shs.
May 1, 1998 through April 30, 1999                                  150,000 shs
May 1, 1999 through April 30, 2000                                   75,000 shs.

     Also on May 13, 1997, Mr. Dubinett agreed to the terms of a new employment agreement pursuant to which he will serve as executive vice president and chief operating officer of the Company. The agreement provides (i) for a five and one-half year term commencing May 1, 1997; (ii) a minimum annual Base Compensation commencing November 1, 1997 consisting of salary and bonus in the aggregate amount of $220,000 subject to increases based on increases in the Consumer Price Index as well as increases at the discretion of the board of directors; (iii) typical health insurance coverage and $500,000 face amount of "split dollar" life insurance insuring Mr. Dubinett's life and payable to his estate (excluding benefits required to be paid to the Company pursuant to the split dollar plan);
(iv) the leasing of an automobile for his use; (v) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company's employees; (vi) disability benefits; (vii) certain termination benefits; and (viii) in the event of termination due to a change in control of the Company, a severance payment equal to 2.99 times Mr. Dubinett's average annual compensation during the preceding five years.

          In consideration for Mr. Dubinett's acceptance of the terms of the employment agreement, the Board of Directors authorized the issuance to Mr. Dubinett of (a) 240,000 shares of the Company's Common Stock, partially subject to forfeiture and (b) ten-year ISOs exercisable to purchase 60,000 shares of Common Stock at $.71875 per share. The ISOs are only exercisable while Mr. Dubinett is employed by the Company.

          The 240,000 shares of Common Stock issued to Mr. Dubinett are forfeitable in part on the following basis if his employment agreement is terminated by the Company "For Cause" or at Mr. Dubinett's option "Without Good Reason."

If Termination "For Cause"
or "Without Good Reason"
Occurs During the Following                                Number of Shares
         Periods                                           Forfeited
---------------------------                                ----------------
May 1, 1997 through April 30, 1998                                  180,000 shs.
May 1, 1998 through April 30, 1999                                  120,000 shs
May 1, 1999 through April 30, 2000                                   60,000 shs.

          Also on May 13, 1997, Mr. Singer agreed to the terms of a new employment agreement pursuant to which he will serve as vice president and chief financial officer of the Company. The agreement provides (i) for a five and one-half year term commencing May 1, 1997; (ii) a minimum annual Base Compensation commencing November 1, 1997 consisting of salary and bonus in the aggregate amount of $220,000 subject to increases based on increases in the Consumer Price Index as well as increases at the discretion of the board of directors; (iii) typical health insurance coverage and $400,000 face amount of "split dollar" life insurance insuring Mr. Singer's life and payable to his estate (excluding benefits required to be paid to the Company pursuant to the split dollar plan); (iv) the leasing of an automobile for his use; (v) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company's employees; (vi) disability benefits; (vii) certain termination benefits; and (viii) in the event of termination due to a change in control of the Company, a severance payment equal to 2.99 times Mr. Singer's average annual compensation during the preceding five years.

    In consideration for Mr. Singer's acceptance of the terms of the employment agreement, the Board of Directors authorized the issuance to Mr. Singer of (a) 200,000 shares of the Company's Common Stock, partially subject to forfeiture and (b) ten-year ISOs exercisable to purchase 50,000 shares of Common Stock at $.71875 per share. The ISOs are only exercisable while Mr. Singer is employed by the Company.

      The 200,000 shares of Common Stock issued to Mr. Singer are forfeitable in part on the following basis if his employment agreement is terminated by the Company "For Cause" or at Mr. Singer's option "Without Good Reason."

If Termination "For Cause"
or "Without Good Reason"
Occurs During the Following                                Number of Shares
         Periods                                           Forfeited
---------------------------                                ----------------
May 1, 1997 through April 30, 1998                         150,000 shs.
May 1, 1998 through April 30, 1999                         100,000 shs
May 1, 1999 through April 30, 2000                          50,000 shs.

Employee Incentive Stock Option Plan

      In July 1989, the Company's Board of Directors adopted the 1989 Employees Stock Option Plan (the "1989 Plan") which was approved by shareholders in November 1989. The 1989 Plan provides for the grant of options to purchase up to 666,667 shares of Common Stock. Under the terms of the 1989 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment ("ISOs") under Section 422 of the Code, or options which do not so qualify ("NQOs").

     The 1989 Plan also grants the Board or a Stock Option Committee designated by the Board, the discretion to grant stock appreciation rights ("SARs") in connection with, or independent of, any grant of options under the 1989 Plan. SARs give the holder the right to receive from the Company upon exercise an amount equal to the excess of the aggregate fair market value on the date of exercise of the number of shares of Common Stock as to which SARs are being exercised over the aggregate exercise price for those shares payable either in cash or Common Stock in the discretion of the Board or the Stock Option Committee.

      The 1989 Plan is administered by the Board or by a Stock Option Committee designated by the Board of Directors. The Board or the Stock Option Committee, as the case may be, has the discretion to determine the eligible employees to whom, and the times and the price at which, option will be granted; whether such options shall be ISOs or Non-ISOs; the periods during which options will be exercisable; and the number of shares subject to each option. The Board or Committee shall have full authority to interpret the 1989 Plan and to establish and amend rules and regulations relating thereto.

       Under the 1989 Plan, the exercise price of an option designated as an ISO shall not be less than the fair market value of the Common Stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a 10% shareholder (as defined in the 1989 Plan) such exercise price shall be at least 110% of such fair market value. Exercise prices of Non-ISO options may be less than such fair market value. The aggregate fair market value of shares subject to options granted to a participant which are designated as ISOs which become exercisable in any calendar year shall not exceed $100,000.

      As described above, on May 13, 1997, the Board of Directors granted five-year ISOs under the Plan to Dr. Grodman, exercisable to purchase 100,000 shares of the Company's Common Stock at an exercise price of $.790625 per share (equal to 110% of the last sale price for the Common Stock on NASDAQ on May 12, 1997). The board also granted ten-year ISOs under the Plan to Mr. Dubinett and Mr. Singer exercisable to purchase 60,000 shares and 50,000 shares of Common Stock respectively at an exercise price of $.71875 per share (equal to the last sale price for the Common Stock on NASDAQ on May 12, 1997). In addition, the Board granted ten-year NQOs to Dr. Grodman, exercisable to purchase 200,000 shares of Common Stock at an exercise price of $.71875 per share.

      At the same May 13, 1997 directors' meeting, in order to improve employee morale, the Board canceled all other outstanding ISOs exercisable to purchase an aggregate 448,710 shares of Common Stock at exercise prices ranging from $1.3434 to $3.00 per share, and granted new ten-year ISOs under the Plan to 23 employees exercisable to purchase an aggregate 448,710 shares of Common Stock at an exercise price of $.71875 per share. Included in this grant were ISOs issued to Mr. Dubinett and Mr. Singer exercisable to purchase 153,334 shares and 116,667 shares respectively. (These ISOs replaced ISOs previously granted to said two individuals to purchase 153,334 shares and 116,667 shares respectively at exercise prices ranging from $1.3125 to $1.50 per share.)

       Also on May 13, 1997, the Board of Directors granted five-year NQOs to 31 employees, exercisable to purchase an aggregate 136,100 shares of Common Stock at $.71875 per share but only while the optionee was employed by the Company.

        On May 13, 1997, the Board also issued five-year warrants to each of its three outside directors, exercisable to purchase 10,000 shares (30,000 in the aggregate) of Common Stock at an exercise price of $.71875 per share, but only while serving as a director. At the same time, the Board reduced the exercise price on warrants held by one outside director, John Roglieri, exercisable to purchase 23,334 shares ranging from $3.00 per share to $3.75 per share to $.71875 per share and issued five-year warrants to another outside director, Gary Lederman, exercisable to purchase 5,200 shares at $.71875 per share.

      The following table illustrates information concerning stock option grants made during fiscal 1997 to each of the executive officers named in the "Summary Compensation Table."

                                        Option Grants in Fiscal 1997
                                        ----------------------------

                              Number of                            Percent of
                              Shares                              Total Options
                              of Common                           Granted to
                              Stock                               Employees and
                              Underlying                          Consultants"
Name                         Options Granted                      in Fiscal Year
----                          ---------------                     --------------
Marc D. Grodman               200,000                               19.4
                              100,000                                9.7

Howard Dubinett               213,334                               20.7

Sam Singer                    166,667                               16.2


                              Exercise                     Expir-
                              Price                         ation
Name                          Per Share                     Date
----                          ---------                     ----
Marc D. Grodman               $.71875                     5/12/07
                              $.790625                    5/12/02

Howard Dubinett               $.71875                     5/12/07

Sam Singer                    $.71875                     5/12/97


                                        Potential Realizable
                                        Value at Assumed Annual
                                        Rates of Stock Price
                                        Appreciation for
                                        Option Term (1)
                                        ---------------
Name                          5%                  10%
----                          --                  ---
Marc D. Grodman               $263,064           $369,600
                              $124,345           $177,613

Howard Dubinett               $280,602           $394,241

Sam Singer                    $219,220           $308,000


------------------------------------
        (1) Assumes appreciation at the stated rates in the market price for the Company's Common Stock. The option will have no value unless, and only to the extent that the market price for the Company's Common Stock appreciates from the grant date to the exercise date.

       The following table sets forth certain information concerning unexercised options for each of the executive officers named in the "Summary Compensation Table." No options were exercised by any of such individuals in fiscal 1997.

                                        1997 Fiscal Year-End Option Values
                                        ----------------------------------
                                        Number of Unexercised
Options
                                        At 1997 Fiscal Year-End
                                        -----------------------



                                                            Value of
                                                            Unexercised
                                                            In-The-Money
Name                Exercisable        Unexercisable        Options at 10/30/97
----                -----------        -------------        -------------------
Marc D. Grodman     200,000                -0-               $175,000
                    100,000                -0-               $ 80,313

Howard Dubinett     213,334                -0-               $186,667

Sam Singer          166,667                -0-               $145,835

          During fiscal 1997, the Company reduced (i.e. "repriced") the exercise prices of certain options previously granted to Messrs. Dubinett and Singer. The following table sets forth all such "repricings" of options granted to Dr. Grodman, Mr. Dubinett and Mr. Singer during the preceding ten years.


                       10-YEAR OPTION REPRICINGS

                                                           Number of
                                                           Securities
                                                           Underlying
                                        Date of            Repriced
Name and Position                       Repricing              (#)
-----------------                       ---------          -----------
Marc Grodman(1)                         4/30/90              3,334
President and Chief
Executive Officer                       11/25/91             3,334
                                        10/30/92             3,334

                                        11/25/91            50,000
                                        10/30/92            50,000


Howard Dubinett                         4/30/90              3,334
Executive Vice President
 andChief Operating
Officer                                 11/25/91             3,334
                                        4/20/93              3,334

                                        11/25/91            50,000
                                        4/20/93             50,000
                                        5/13/97             50,000

                                        5/13/97            100,000

Sam Singer                              4/30/90               1,667
Vice President and
Chief Financial and                     11/25/91              1,667
Accounting Officer
                                        4/20/93               1,667
                                        5/13/97               1,667


                                        4/30 /90              1,667
                                        11/25/91              1,667
                                        4/20/93               1,667
                                        5/13/97               1,667

                                        11/25/91             46,666
                                        4/20/93              46,666
                                        5/13/97              46,666

                                        5/13/97              66,667

                                        Market Price                Exercise
                                        of Stock at                 Price at
                                        Time of                     Time of
                                        Repricing                   Repricing
Name and Position                           ($)                         ($)
-----------------                       ---------                   -----------
Marc Grodman(1)                         3.75                        49.50
President and Chief
Executive Officer                       2.625                       4.125
                                        1.3125                       2.8875
                                        2.625                       4.125
                                        1.3125                       2.8875

Howard Dubinett                         3.75                        45.00
Executive Vice President
and Chief Operating
Officer                                 2.625                        3.75
                                        1.50                        2.625
                                        2.625                        3.75
                                        1.50                        2.625
                                        .71875                       1.50
                                        .71875                       1.3125

Sam Singer                              3.75                        67.50
Vice President and
Chief Financial and                     2.625                        3.75
Accounting Officer
                                        1.50                        2.625
                                        .71875                       1.50
                                        3.75                        67.50
                                        2.625                        3.75
                                        1.50                        2.625
                                        .71875                       1.50
                                        3.75                        3.75
                                        2.625                        2.625
                                        .71875                       1.50
                                        .71875                       1.3125


                                                           Length of
                                        New                Original  Option
                                        Exercise           Term Remaining
                                        Price              at Date of
Name and Position                         ($)              Repricing
-----------------                       -----              ---------
Marc Grodman(1)                         4.125               6 years
President and Chief                                         7 months
Executive Officer                       2.8875              5 years
                                        1.4438              3 years
                                                            11 months

                                        2.8875              8 years
                                                            9 months
                                        1.4438              6 years
                                                            11 months


Howard Dubinett                         3.75                6 years
Executive Vice President                                    7 months
and Chief Operating
Officer                                 2.625               5 years
                                        1.50                3 years
                                                            8 months
                                        2.625               8 years
                                                            9 months
                                        1.50                7 years
                                                            4 months
                                        .71875              3 years
                                                            3 months
                                        .71875              5 years
                                                            5 months

Sam Singer                              3.75                7 years
Vice President and                                          6 months
Chief Financial and                     2.625               5 years
Accounting Officer                                          11 months
                                        1.50                4 years
                                                            6 months
                                        .71875              5 months
                                        3.75                9 years
                                                            3 months
                                        2.625               7 years
                                                            8 months
                                        1.50                6 years
                                                            3 months
                                        .71875              2 years
                                                            2 months
                                        2.625               8 years
                                                            9 months
                                        1.50                7 years
                                                            4 months
                                        .71875              3 years
                                                            3 months
                                        .71875              5 years
                                                            5 months

_____________
    (1) Pursuant to his 1991 employment agreement with the Company, Dr. Grodman had been granted a "pro-rata" option exercisable in the event of the sale or issuance by the Company during the term of his employment agreement of Common Stock or warrants or options exercisable to purchase Common Stock or securities convertible into Common Stock, to purchase such additional number of shares of Common Stock, which when added to the shares of Common Stock beneficially owned by Dr. Grodman, his wife and an affiliated entity (the "Grodman Group"), would result in such Group being the beneficial owner of the same percentage of the outstanding Common Stock (computed on a fully diluted basis) immediately after such sale or issuance, as they owned immediately prior thereto. The pro-rata option exercise price was the lesser of (a) the total consideration paid and payable to purchase the Common Stock comprising the "New Issue," or (b) the market price for the Common Stock at the time of such sale or issuance. At October 31, 1992, the Grodman Group was the beneficial owner of approximately 19.6% of the outstanding Common Stock on a fully diluted basis.

       On April 20, 1993, in order to facilitate an underwritten public offering of the Company's securities, Dr. Grodman cancelled his pro-rata option and all other outstanding options (including the above options exercisable to purchase 53,333 shares of Common Stock), and warrants to purchase shares of Common Stock held by the Grodman Group exercisable to purchase an aggregate 604,078 shares of Common Stock at prices ranging from $1.4438 to $1.50 or an average price of $1.47 per share, in consideration for the issuance to the Grodman Group of 604,078 shares of a new class of senior preferred stock, $.10 par value per share ("Senior Preferred Stock"). Each share of Senior Preferred Stock had the same voting rights (one vote per share), dividend rights and liquidation rights as each share of Common Stock and for a period of 10 years after issuance, was convertible into one share of Common Stock upon payment of a conversion price of $1.50 per share. The 604,078 shares of Senior Preferred Stock were issued to the Grodman Group on August 23, 1993. See "Certain Relationships and Certain Transactions" as to the recapitalization of the Senior Preferred Stock resulting in an exchange for a new Senior Preferred Stock issued to the Grodman Group. The new Senior Preferred Stock is convertible into an aggregate 604,078 shares of Common Stock at a conversion price of $.75 per share.

Directors' Compensation

       Directors who are not employees of the Company are also paid a $1,000 per quarter director's fee.


Certain Relationships and Related Transactions

          In July 1989, the Company discontinued the operation of its Med-Mobile Division. At such time, Dr. Grodman, as the Associated Physician, was indebted to the Company in the amount of $235,354 in connection with the operation of this division. Pursuant to an October 1, 1989 Settlement Agreement, Dr. Grodman issued a $235,354 promissory note to the Company bearing interest at 10% per annum and payable at the rate of $50,000 per annum in payment of this indebtedness. On April 30, 1992, the Board of Directors amended this agreement, in consideration for Dr. Grodman's personal guarantee of the Company's $2,500,000 financing arrangement with Towers Financial Corporation, suspending all rental and interest charges for periods subsequent to November 1, 1991. As of October 31, 1997, $214,118 in outstanding principal, interest and van rentals was due from Dr. Grodman.

          On April 20, 1993, in order to facilitate the Company's 1993 proposed public offering, Dr. Grodman canceled his pro rata option contained in his employment agreement and all other outstanding options and warrants to purchase shares of common stock held by Dr. Grodman, his wife and an affiliated entity (the "Grodman Group") exercisable to purchase an aggregate 604,078 shares of Common Stock at prices ranging from $1.4438 to $1.50 or an average price of $1.47 per share, in consideration for the issuance to the Grodman Group of 604,078 shares of a new class of senior preferred stock, $.10 par value per share ("Senior Preferred Stock"). Each share of Senior Preferred Stock had the same voting rights (one vote per share), dividend rights and liquidation rights as each share of Common Stock and for a period of 10 years after issuance, was convertible into one share of Common Stock upon payment of a conversion price of $1.50 per share. The 604,078 shares of Senior Preferred Stock were issued to the Grodman Group on August 23, 1993.

         On May 13, 1997 pursuant to a recapitalization, the Senior Preferred was retired in exchange for a new class of Senior Preferred Stock issued to the Grodman Group. The new Senior Preferred Stock is convertible into an aggregate 604,078 shares of Common Stock on or before May 1, 2007 at a conversion price of $.75 per share and has the same voting rights (one vote per share), dividend rights and liquidation rights as each share of Common Stock.

Compensation Committee (Board of Directors) Interlocks

      The Company does not have a compensation committee. Compensation decisions regarding the executive officers of the Company are made by the members of the Board of Directors acting as a whole including the three executive officers, Dr. Grodman, Mr. Dubinett and Mr. Singer. No member of the Board votes with respect to his own compensation. See "Certain Relationships and Certain Transactions" as to certain transactions involving the Company and Dr. Grodman during the past fiscal year.

                     BOARD OF DIRECTORS' REPORT ON COMPENSATION

      The Board of Directors, including the Company's three executive officers, are responsible for reviewing the compensation paid to the Company's executive officers, provided that none of the Company's executive officers votes with respect to his own compensation package.

          The Board of Directors took into account the backgrounds, employment histories, achievements and prior compensation of Dr. Grodman, Mr. Dubinett and Mr. Singer, the benefits to be obtained by the Company from their employment in light of the current state of the medical testing laboratory industry, the Company's current status and its anticipated future development.
The Board took into account information relating to compensation of principal officers of public and non-public corporations, both in the health field and in general. As a result, the Board determined that the base compensation provided by the employment packages for the three employees was generally in line with packages for comparable positions with comparable companies and that the upside potential in the packages was principally provided by the Restricted Stock issued, subject to forfeiture, and the Stock Options granted to each individual with benefits thereunder accruing to the individual only to the extent he remains employed by the Company with respect to the Restricted Stock and only to the extent the market price for the Common Stock increases over the exercise price of the options, with respect to the options.

Board of Directors

Marc D. Grodman
Howard Dubinett
Sam Singer
Frank DeVito
John Roglieri
Gary Lederman



                            STOCK PRICE PERFORMANCE

          Set forth below is a line graph comparing the yearly cumulative total shareholder return on the Company's Common Stock for the five fiscal years ended October 31, 1997 based on the market price of the Common Stock, with the cumulative total return of companies in the S&P 500 Composite and of a peer group of 17 publicly owned medical laboratories.








                    COMPARISON OF FIVE YEAR TOTAL RETURN
                    FOR BIO-REFERENCE LABORATORIES, INC.,
                            S&P 500 COMPOSITE AND
                       MEDICAL LABORATORY PEER GROUP










                             [CHART TO BE INSERTED]















          The Medical Laboratory peer group consists of the following companies:
American Cytogenetics, Ameripath Inc, Dianon Systems Inc, Enzo Biochem Inc, Impath Inc, Laboratory CP of Amer Holdgs, Medtox Scientific Inc, Meris Laboratories Inc, Neuromedical Systems Inc, Nu-Tech Bio-Med Inc, Oncormed Inc, Physicians Clinical Lab Inc, Quest Diagnostics Inc, Uniholding Corp, Unilab Corp, Universal Std Healthcare Inc, Urocor Inc.

Auditors

      The firm of Moore Stephens, P.C., certified public accountants, has been selected by the Board of Directors to audit the accounts of the Company and its subsidiaries for the current fiscal year ending October 31, 1998. Moore Stephens, P.C. and its predecessor firm have served as the Company's auditors since 1988. Representatives of such firm are not expected to be present at the April 23, 1998 Annual Meeting of Stockholders.

Stockholder Proposals for 1998 Annual Meeting

    Under current rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 1998 Annual Meeting of Stockholders (expected to be held during the first half of calendar 1999), must submit such proposals so as to be received by the Company at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 on or before October 31, 1998.

                             OTHER MATTERS

          Management does not know of any other matters which are likely to be brought before the Meeting. However, in the event that any other matters properly come before the Meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment in said matters.



                            AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or part of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's Web Site (http;//wwwsec.gov).

By Order of the Board of Directors



Marc D. Grodman
President


Elmwood Park, New Jersey
April 2, 1998
                               ANNUAL REPORT
                         For Fiscal Year Ended 1997

                          Professional Dedication
                     . . . and a Commitment to Quality

                           Bio-Reference Laboratories


Dear Shareholder,

Bio-Reference Laboratories continues to enjoy growth and profitability. Fiscal 1997 represented our fourth year of profitability and our sixth consecutive year with a minimum 10% revenue growth. This year's record net income of $3,199,915 included the sale of certain assets of our GenCare Biomedical business unit, however, before taking into account the non-recurring gain on this sale, the Company posted net income of $1,174,226.

These results have been achieved during a period of rapid change within the laboratory industry. Reimbursement rates have decreased over the previous few years, managed care programs have dictated pricing arrangements to laboratories that are disadvantageous to our industry. Our continued growth and profitability is the result of responding to these changes, seeking out profitable business areas and controlling expenses. It has validated our underlying strategy of combining the efficiencies of a regional laboratory with specialty testing niches.

The sale of the GenCare Biomedical division assets was not a deviation from our stated business goal, but a reaction to the marketplace. If all conditions are met, the Company will be paid approximately $6 million for an acquisition that represented less than 8% of Fiscal Year 1997 revenues and cost the Company 473,145 shares of its common stock and approximately $235,000 in principal amount of its debentures just two years ago. A newly defined business unit, GenPath, will continue to provide pathology services in the urology, gastroenterology and gynecological specialties, areas we believe have greater growth potential and profitability than the testing segment we sold. Bio-Reference will continue to seek opportunities that will maximize shareholder value.

Despite our continued profitability, growth and the development of specialized testing areas such as GenPath, Renal Reference (serving dialysis centers), and Fertility Reference (serving the fertility market), Bio-Reference, as well as all laboratories have a great challenge. Disadvantageous pricing and marketing policies of insurers, managed care organizations and other providers have relegated clinical laboratories to the bottom of the health care food chain, with our services seen as a commodity defined by price not quality. By cutting prices to gain market share, large national laboratories diminished the value placed on our services by payors. The challenge today is how health care in the United States can become more efficient while maintaining quality. As a Company, we must find a significant niche in this model. In order for us to differentiate ourselves in the provider marketplace, as well as the investor marketplace, the key is not only the quality of our work, which is and should always be expected, but new ways to understand the information we generate so as to become a critical segment in the delivery of efficient, quality health care.

Clinical laboratories do more than provide tests; we collect and process information, and in many cases, we maintain appropriate diagnosis codes, date of encounter and other pertinent information which combined with other data can be useful in addressing a multitude of issues, including reflecting back on the efficacy of the provider, the treatment alternative, the medicine, etc. Since the underlying thesis of a clinical laboratory is to process specimens from a wide variety of patients, from multiple providers and payors, Bio-Reference believes we need to be at the forefront in the organization of this data to improve care. In the coming year, we will continue to seek revenue growth and continued profitability. We will also continue to seek transactions that will maximize shareholder value and will continue to be as vigilant in providing quality services. We will also seek ways that we can enter the new information marketplace to differentiate our services so as to be part of the solution and not to allow the valuable services we perform to be reduced to a commodity. We believe that the Company which addresses and provides insight into these larger health care issues will be the one that will fully realize its potential.


                                         Sincerely,

February, 1998
Elmwood Park, New Jersey
                                         Marc Grodman, M.D.
                                         Chairman of the Board
                                         President and Chief
                                         Executive Officer

Business

Bio-Reference Laboratories, Inc. ("Bio-Reference" or the "Company") operates a clinical laboratory located in northern New Jersey, principally servicing the greater New York metropolitan area. Bio-Reference offers a comprehensive list of chemical diagnostic tests including blood and urine analysis, blood chemistry, hematology services, serology, radioimmuno analysis, toxicology (including drug screening), pap smears, tissue pathology (biopsies) and other tissue analyses. Bio-Reference holds the required Federal and state licenses necessary to permit its operation of a clinical laboratory at its Elmwood Park, New Jersey facility and to permit its servicing of its clients in Connecticut, Florida, Louisiana, Maryland, New Jersey, New York, Pennsylvania, Texas and Virginia. Bio-Reference markets its services directly to physicians, hospitals, clinics, and other health facilities. The Company picks up test specimens directly from the physician and test results are generally transmitted by computerized telephone connections or courier. The Company intends to continue to expand and develop its laboratory operations through acquisitions, on-going marketing efforts and expansion of its specialty testing areas.

The United States market for clinical laboratory testing is estimated to
generate approximately $30 billion in annual revenues.   Approximately one-half
of these revenues are accounted for by hospital laboratories and the balance by independent commercial laboratories and tests performed by physicians in their own offices and laboratories. The clinical laboratory market has been undergoing significant consolidation in recent years due to the cost efficiencies of large-scale, highly-automated testing and increasingly stringent regulatory requirements. The Company is actively seeking to take advantage of these trends by pursuing acquisitions which will provide revenues to utilize more fully the Bio-Reference facility. The Company is also pursuing growth through aggressive marketing to physicians whose patients are likely to have good reimbursement and collectability profiles. Strategically, Bio-Reference intends to continue to establish additional specialty areas to provide esoteric testing services not generally provided by its competition, such as fertility testing and cancer testing including tumor markers.

The Company was incorporated under the laws of the State of New Jersey in December 1981 under the name "Med-Mobile, Inc." Its initial primary business was to provide mobile medical examination services. The Company discontinued this business in June 1989. Since February 1987, the Company's primary business has been the operation of a clinical laboratory located in northern New Jersey servicing the greater New York metropolitan area. The Company expanded its laboratory services through the March 1988 acquisition of Cytology and Pathology Associates, Inc., a clinical laboratory formerly located in Englewood, New Jersey. The Company consolidated and relocated all of its laboratory operations to its modern laboratory facility in Elmwood Park, New Jersey and in June 1989, changed the name of the Company to Bio-Reference Laboratories, Inc. (effective November 1989) and the name of the laboratory to Bio-Reference Laboratories. Since 1990, the Company has expanded its laboratory testing capabilities and its customer base through internal growth as well as through the completion of a series of acquisitions of the businesses of other testing laboratories. On January 4, 1995 (as of November 1, 1994), the Company expanded its testing capabilities through the acquisition of GenCare Biomedical Research Corporation ("GenCare") which operated a cancer specialty testing laboratory in Mountainside, New Jersey.

In November, 1995, the Company made two acquisitions. Through its acquisition of Oncodec Laboratories, Inc., the Company acquired the exclusive worldwide right to a Quantitative Enriched PCR methodology for detecting certain gene mutations, developed by the American Health Foundation in Valhalla, New York. This methodology improves the ability to detect early genetic changes which may lead to the development of various cancers. In addition, the Company expanded its market penetration into central New Jersey through its acquisition of Community Medical Laboratories ("CML"). In May, 1996, the Company acquired certain assets and rights of Advanced Medical Laboratories ("AML") which increased its presence in eastern Long Island. The last acquisition of fiscal 1996 occurred in July, 1996. The Company purchased from SmithKline Beecham Clinical Laboratories, Inc. ("SBCL") certain assets and rights including the Customer List related to SBCL's operation of its Renal Dialysis Testing Business. This acquisition will allow the Company to expand its presence in this market.Although SBCL represented that its renal dialysis business was realizing approximately $3,600,000 in annual net revenues, the Company may realize only approximately $1,000,000 in annual net
revenues directly as a result of this acquisition.   In December, 1996, the
Company commenced a lawsuit against SBCL alleging breach of contract and fraud.

On September 30, 1997, pursuant to an Agreement and Bill of Sale, the Company sold certain assets of its GenCare Division to an unrelated third party, Impath, Inc. At the time of sale, GenCare was providing oncology and hematology laboratory services to hospitals, hematologists and oncologists in the New York metropolitan area and in Florida. The assets sold included GenCare customer lists, any Company rights to the "GenCare" Tradename, certain patient records and rights under a Reagent Purchase and Equipment Rental Contract and under a Laboratory Testing Service Agreement. The Company retained the rights to the Tradename "GenPath."

In addition, the Company, certain of its officers and key employees agreed for a 30-month period not to compete with Impath with respect to certain defined areas of the GenCare business. The Company is continuing to market tumor pathology testing services under the name "GenPath" to urology, gastroenterology and obstetric and gynecology physician clients. The GenCare business sold accounted for less than 8% of the Company's annual net revenues for fiscal 1997.

The $6 million purchase price was determied in arms-length negotiations between the parties based in part on GenCare's billings to Restricted Customers for Restricted Tests (as defined in the Agreement and Bill of Sale) during the three-month period ended June 30, 1997. The purchase price included a $4.6 million cash payment made at the closing with an additional $700,000 to $1.4 million payable in semi-annual installments over a two-year period subject to certain conditions. The Company purchased GenCare in January 1995 for an aggregate 473,145 shares of its common stock and approximately $235,000 in principal amount of its debentures.

The Company's executive offices and laboratory are located at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407. Its telephone number is (201) 791-2600.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

Fiscal Year 1997 Compared to Fiscal Year 1996

NET REVENUES:

Net revenues for the twelve month period ended October 31, 1997 were $38,660,184 as compared to $35,125,878 for the prior comparable period ended October 31,
1996; this represents a 10% increase in net revenues.   On September 30, 1997,
the Company completed the sale of certain assets of its GenCare Division ("GenCare") to an unrelated third party. During the eleven month period ending September 30, 1997, net revenues related to GenCare was $2,116,523 or 5.5% of the Company"s net revenues. The number of patients serviced for the twelve month period ended October 31, 1997 was 728,321 which was an increase of 5% over the same period in 1996. The number of patients processed by GenCare during this same twelve month period was 21,268. Net revenue per patient including GenCare was $53.08 for the period ending October 31, 1997 as compared to $50.46 an increase of 5.2%. Net revenue per patient excluding GenCare was $51.68 or a 2.6% decrease in per patient revenues for the current twelve month period. Management can not project if these increases will continue, or if they do, at what rate. However, management believes but cannot assure, that the fastest growing portion of the GenCare assets were retained by the Company.

COST OF SERVICES:

Cost of services increased from $18,136,395 for the twelve month period ended October 31, 1996 to $19,339,274 for the twelve month period ended October 31, 1997. This represents a 7% increase in direct operating costs and is in line with the 10% increase in net revenues.

GROSS PROFITS:

Gross revenues increased from $16,989,483 or 48% of net revenues for the twelve month period ended October 31, 1996 to $19,320,910 or 50% of net revenues for the twelve month period ended October 31, 1997; an increase of 2%.

GENERAL AND ADMINISTRATIVE EXPENSES:

General and administrative expenses for the twelve month period ended October 31, 1997 were $17,435,879 as compared to $15,793,247 for the twelve month period ended October 31, 1996, an increase of $1,642,632 (10%). The reserve for bad debt was increased by $1,005,700 in the period ended October 31, 1997, compared to the period ended October 31, 1996. When the increase in reserve for bad debt is factored out, General and Administrative Expenses would have increased by 4%. This compares favorably to an increase in net revenues for the period of 10%.

INTEREST EXPENSE:

Interest expense increased from $840,811 during the twelve month period ending October 31, 1996 to $1,084,347 during the twelve month period ending October 31, 1997. This increase was caused by the Company's increase in asset based borrowings and equipment leases for the eleven months ending September 30, 1997. On October 1, 1997, the Company utilized $3,500,000 of the cash payment received upon closing the GenCare sale to reduce its credit line with PNC Bank..

NET INCOME:

The Company had net income of $3,199,915 for the twelve months ended October 31, 1997 as compared to $591,958 for the twelve months ended October 31, 1996. Approximately three quarters of the increase in net income is attributable to the non-recurring gain on the sale of certain assets of the Company's GenCare Division ($2,025,689).

Liquidity and Capital Resources

For the Fiscal Year Ended October 31, 1997

Working capital as of October 31, 1997 was $9,415,440 as compared to $4,072,447 at October 31, 1996 an increase of $5,342,993 during the twelve month period.

The Company had $6,693,825 in cash and certificates of deposits at October 31, 1997. However, $4,532,000 represented restricted deposits. The Company utilized $171,064 in cash for operating activities. To offset this use of cash the Company raised $4,600,000 from the divestiture of its GenCare product line, reduced its credit line borowing by $2,317,031 and repaid approximately $1,190,733 in existing debt.

The capital spending requirements for the Company during 1998 is expected not to exceed $600,000. During fiscal 1997, approximately $143,600 has been spent on capital improvements and approximately $252,300 in capital leases.

The Company had current liabilities of $12,649,814 at October 31, 1997. The three largest items in this category are notes payable of $7,613,710, accounts payable of $2,231,693 and accrued salaries and commissions of $1,065,339

Containment of health-care costs, including reimbursement for clinical laboratory services, has been a focus of ongoing governmental activity. Omnibus budget reconciliation legislation, designed to "reconcile" existing laws with reductions and reimbursement required by enactment of a Congressional budget can adversely affect clinical laboratories by reducing Medicare reimbursement for laboratory services. In each of the omnibus budget reconciliation laws enacted in 1987, 1989 and 1990, Medicare reimbursement of clinical laboratories was reduced from previously authorized levels. None of the reductions enacted to date has had a material adverse effect on the Company. For many of the tests performed for Medicare beneficiaries or Medicaid recipients, laboratories are required to bill Medicare or Medicaid directly, and to accept Medicare or Medicaid reimbursement as payment in full.

A number of proposals for legislation or regulation are under discussion which could have the effect of substantially reducing Medicare reimbursements for clinical laboratories. Depending upon the nature of regulatory action, if any, which is taken and the content of legislation, if any, which is adopted, the Company could experience a significant decrease in revenues from Medicare and Medicaid, which could have a material adverse effect on the Company. The Company is unable to predict, however, the extent to which such actions will be taken.

The Company intends to capitalize on the current trend of consolidation in the clinical laboratory industry through acquisitions of other laboratories in its geographical region with significant customer lists. Purchase prices to acquire other laboratories may involve cash, notes, Common Stock, and/or combinations thereof. The Company has a credit facility with PNC Bank, N.A. for $10,000,000. As of October 31, 1997, $6,761,710 of this facility was being utilized. In addition, the Company had verbally renegotiated the convertible debt due to certain former owners of GenCare that were due and payable on January 4, 1997 in the amount of approximately $235,729. These notes were fully paid in November, 1997.

Cash on hand, equity financing and additional borrowing capabilities are expected to be sufficient to meet anticipated operating requirements, debt repayments and provide funds for capital expenditures, excluding acquisitions for the foreseeable future.

For the Fiscal Year Ended October 31, 1996

Working capital as of October 31, 1996 was $4,072,447 as compared to $4,551,855 at October 31, 1995 a decrease of $479,408 during the twelve month period.
The Company had $5,933,474 in cash and certificates of deposits at October 31, 1996. However, $4,532,000 represented restricted deposits. The Company utilized $1,895,465 in cash for operating activities. To offset this use of cash the Company raised $1,180,000 in long-term debt, $3,687,448 in credit line borrowings and repaid approximately $2,327,868 in existing debt. The capital spending requirements for the Company during 1997 is expected not to exceed $600,000. During fiscal 1996, approximately $660,000 has been spent on capital improvements.

The Company had current liabilities of $14,594,347 at October 31, 1996. The three largest items in this category are notes payable of $9,930,741, accounts payable of $2,147,403 and current portion of long-term debt of $730,374.

Project 2000

The Company is in the process of identifying those systems that require changes to accommodate the year 2000. It has identified four areas of concern. They are the laboratory's operations and billing systems, the general accounting systems and the two systems outside of its control; one being the payor systems and the other being the vendor systems. At the present time, it appears that the laboratory systems will require changes that translate into approximately $50,000.00 in costs. The general accounting systems (which are supplied by an outside vendor) will cost the Company less than $2,000.00 to convert and are scheduled for conversion during the second quarter of the current fiscal year. The payor systems are being converted per instructions on the part of each payor (i.e. Medicare, Medicaid, insurance companies, etc.). For example, electronic claims filing for Medicare has been completed, while the Company has been told not to make any changes for New Jersey medicaid until it is notified to do so. The final system of concern to the Company is its suppliers. Once its general accounting is converted to accommodate the year 2000, the Company is confident that it will accept the input of all vendor invoices.

Note Regarding Forward-Looking Statements

This Annual Report on Form 10-K contains historical information as well as forward-looking statements. Statements looking forward in time are included in this Annual Report pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and uncertainties that may cuase the Company's actual results in future periods to be materially different from any future performance suggested herein.

Impact of Inflation

To date, inflation has not had a material effect on the Company's operations.

New Authoritative Pronouncements

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("EPS"), and SFAS No. 129, "Disclosure of Information about Capital Structure" in February 1997. SFAS No. 128 simplifies the earnings per share ("EPS") calculations required by Accounting Principles Board ("APB") Opinion O. 15, and related interpretations, by replacing the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to the fully diluted EPS of APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. When adopted, SFAS No. 128 will require restatement of al prior-period EPS data presented. Basic EPS will be based on average common shares outstanding and diluted EPS will include the effects of potential common stock, such as, options and warrants. The Company's basic EPS as calculated under SFAS No. 128 would have been $.43 for the year ended October 31, 1997. The Company's diluted EPS as calculated under SFAS No. 128 would have been $.40 for the year ended October 31, 1997.

SFAS No. 129 does not change any previous disclosure requirements, but rather consolidates existing disclosure requirements for each of retrieval.

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company is in the process of determining its preferred format. The adoption of SFAS No. 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

The FASB has issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes how operating segments are reported in annual financial statements issued to shareholders.
SFAS No. 131 is effective for periods beginning after December 15, 1997, and comparative information for earlier years is to be restated. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

Market for Common Stock and Related Shareholder Matters The Company's Common Stock was traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") Small Cap System through July 13, 1992 after which it was delisted from trading on NASDAQ due to the Company's failure to maintain shareholder's equity of at least $1,000,000. Commencing July 14, 1992, the Common Stock was quoted in the over-the-counter market on the NASD OTC
Bulletin Board. As a result of the improvement in the Company's financial condition based upon its November 1993 public offering, the Common Stock was readmitted for trading on the NASDAQ Small Cap System under the symbol "BRLI" on November 24, 1993.

The following table sets forth the range of high and low bid prices for the Common Stock for the periods indicated, as derived from reports furnished by NASDAQ. Such quotations represent prices between dealers, do not include mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

Fiscal Year                                 Bid Prices
-----------
1996                         High                                  Low
First Quarter                $3.50                                  $2.75
Second Quarter                2.75                                   2.125
Third Quarter                 2.8125                                 1.9375
Fourth Quarter                1.9375                                 1.4375

1997
First Quarter                $1.4375                                $  .90625
Second Quarter               $1.09375                               $  .8125
Third Quarter                $1.625                                 $  .71875
Fourth Quarter               $2.03125                               $1.34375

At January 14, 1997, the closing sales price for the Common Stock on NASDAQ was $1.3125 per share.

At January 14, 1997 the number of record holders of the Common Stock was approximately 650. Such number of record owners was determined from the Company's shareholder records and does not include beneficial owners whose shares are held in nominee accounts with brokers, dealers, banks and clearing agencies.

Dividends

The Company has not paid any dividends upon its Common Stock since its inception and, by reason of its contemplated future financial requirements and business plans, does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. The Company presently plans to retain earnings, to the extent that there are any, to finance the development and expansion of its business. Furthermore, the Company's loan agreement with PNC Bank prohibits the Company from paying dividends or making any distributions with respect to any shares of its stock without the prior written consent of the Bank.

Selected Financial Data

The selected consolidated financial data set forth below for the years ended October 31, 1997, 1996, 1995, 1994 and 1993 were derived from the audited consolidated financial statements of the Company. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes appearing elsewhere.

                                       [In thousands, except per
share data]
                                                     Years Ended
                                                     -----------
                                                     October 31,
                                                     -----------
                                  1 9 9 7   1 9 9 6   1 9 9 5  19 9 4  1 9 9 3
                                  -------   -------   ------- -------  -------
Operating Data:
  Net Revenues                    $38,660  $35,126    $31,521 $22,946   $18,783
  Cost of Services                $19,339  $18,136    $15,036 $11,396   $10,469
  Gross Profit                    $19,321  $16,989    $16,485 $11,550   $8,314
  General and Administrative
   Expenses                       $17,436  $15,793    $14,702 $10,550   $9,154
  Income [Loss] from Operations   $1,885   $1,196     $1,783  $1,000    $(840)
    Non-Recurring Gain on Sale of
     Intangible Assets            $2,026   $    -     $    -   $   -    $   -

Other Expenses - Net              $850     $552       $332    $307      $1,474
  Extraordinary Item- Gain on
   Extinguishment of Debt         $    -   $   -      $  -    $447
Provision for Income Tax Expense
  [Benefit]                       $(139)   $52        $       $49       $   -
Net income [Loss]                 $3,200   $592       $1,402  $1,140   $(2,314)
  Net [Loss] Income
   Per Common Share                 $.36   $.10       $.23    $.23    $(1.07)
  Cash Dividends Per Common Share   $-     $-         $-       $-     $-
Balance Sheet Data:
   Total Assets                    $29,095 $28,231    $24,201 $17,381 $9,105
   Total Long-Term Liabilities        $921  $1,533       $843 $708   $478
   Total Liabilities               $13,570 $16,128    $12,945 $9,134 $11,290
   Working Capital [Deficit]        $9,415  $4,072     $4,552  $3,604 $(5,987)
   Stockholders' Equity [Deficit]  $15,525 $12,103    $11,256  $8,246 (2,185)

A number of proposals for legislation are under discussion which could substantially reduce Medicare and Medicaid reimbursements to clinical laboratories. Depending upon the nature of regulatory action and the content of legislation, the Company could experience a significant decrease in revenues from Medicare and Medicaid, which could have material adverse effect on the Company. The Company is unable to predict, however, the extent to which such actions will be taken.

Independent Auditor's Report
To the Board of Directors and Stockholders of Bio-Reference Laboratories, Inc.
         Elmwood Park, New Jersey


We have audited the accompanying consolidated balance sheets of Bio-Reference Laboratories, Inc. and its subsidiary as of October 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three fiscal years in the period ended October 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bio-Reference Laboratories, Inc. and its subsidiary as of October 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended October 31, 1997, in conformity with generally accepted accounting principles.

MOORE STEPHENS, P. C.
Certified Public Accountants.


Cranford, New Jersey
January 9, 1998

Bio-Reference Laboratories, Inc. and Subsidiary
Consolidated Balance Sheet

                                                   October 31,
                                        1 9 9 7                 1 9 9 6
Assets:
Current Assets:
  Cash and Cash Equivalents             $  2,161,825            $  1,401,474
  Cash - Restricted                          852,000                 852,000
  Accounts Receivable - Net               13,737,881              12,019,761
  Inventory                                  453,870                 394,377
  Certificates of Deposit - Restricted     3,601,250               3,556,250
  Other Current Assets                     1,000,428                 442,932
  Deferred Tax Asset                         258,000                      --
                                           ---------              ----------


  Total Current Assets                    22,065,254              18,666,794
                                          ----------              ----------

Property and Equipment:
  Automobiles                                 57,656                 57,656
  Medical Equipment and Vans               2,146,896              1,806,082
  Leasehold Improvements                     370,283                350,557
  Furniture and Fixtures                     398,187                362,835
                                           ---------             ----------

  Totals - At Cost                         2,973,022              2,577,130
  Less:  Accumulated Depreciation          1,685,298              1,265,836
                                           ---------              ---------

  Property and Equipment - Net             1,287,724              1,311,294
                                           ---------              ---------

Other:
  Certificate of Deposit - Restricted         78,750                123,750
  Due from Related Party [6]                 214,118                234,918
  Deposits                                   213,347                220,254
  Goodwill [Net of Accumulated
   Amortization of $994,015
   and $1,052,038, Respectively]           1,406,570              3,168,403
  Intangible Assets [Net of Accumulated
   Amortization of $1,891,970
   and $1,444,265, Respectively]           3,382,393              4,164,286
  Other Assets                               446,903                341,037
                                           ---------              ---------

  Total Other                              5,742,081              8,252,648
                                           ---------              ---------

  Total Assets                           $29,095,059            $28,230,736
                                         ===========            ===========


The Accompanying Notes are an Integral Part of These Consolidated Financial Statements.

Bio-Reference Laboratories, Inc. and Subsidiary Consolidated Balance Sheet

                                             October 31,
                                        1 9 9 7       1 9 9 6


Liabilities and Shareholders' Equity:
Current Liabilities:
  Accounts Payable                      $ 2,231,693   $ 2,147,403
  Accrued Salaries and Commissions        1,065,339       878,996
  Accrued Expenses                          511,386       327,876
  Current Maturities of Long-Term Debt
  [Net of Discount] [4]                     864,266       730,374
  Notes Payable - Banks [3]               7,613,710     9,930,741
  Capitalized Lease Obligation -
    Short-Term Portion [12]                  84,970       202,147
  Current Maturities of Convertible
    Subordinated Debt [5]                     1,339       235,729
  Taxes Payable                             277,111       141,081
                                          ---------    ----------

  Total Current Liabilities              12,649,814    14,594,347
                                         ----------    ----------

Long-Term Liabilities:
  Long-Term Debt Less Current
    Maturities [4]                          668,030    1,433,817
  Capitalized Lease Obligations -
    Long-Term Portion [12]                  252,572       99,564
                                          ---------    ----------

  Total Long-Term Liabilities               920,602     1,533,381
                                            -------     ---------

Commitments and
  Contingencies [13]                             --
                                      -------------   -----------


Shareholders' Equity: [8 and 10]
  Preferred Stock, Par Value $.10
   Per Share, Authorized 1,062,589
    Shares; None Issued                        --             --

  Series A - Senior Preferred Stock,
    Par Value $.10 Per Share,
    Authorized, Issued and
    Outstanding 604,078 Shares              60,408        60,408

  Common Stock, Par Value $.01 Per Share,
    Authorized 18,333,333 Shares; Issued
    and Outstanding 7,169,376 and 6,300,280
    Shares at October 31, 1997 and 1996,
    Respectively                            71,694        63,003

  Additional Paid-in Capital            22,967,160    22,433,297

  Accumulated [Deficit]                 (7,231,568)  (10,431,483)
                                       -----------   -----------

  Totals                                15,867,694    12,125,225
  Deferred Compensation                   (343,051)      (22,217)
                                       -----------    ----------

  Total Shareholders' Equity            15,524,643     12,103,008
                                        ----------     ----------

  Total Liabilities and
   Shareholders' Equity              $  29,095,059   $ 28,230,736
                                     =============   ============

The Accompanying Notes are an Integral Part of These Consolidated
Financial
Statements.

Bio-Reference Laboratories, Inc. and Subsidiary Consolidated
Statements of
Operations

                                      Y e a r s   e n d e d
                                      O c t o b e r   3 1,
                                     1 9 9 7      1 9 9 6       1 9 9 5
Net Revenues                         $ 38,660,184 $ 35,125,878  $  31,521,118
                                       ----------   ----------   ----------

Cost of Services:
  Depreciation and Amortization          390,953       378,694        337,802
  Employee Related Expenses            8,595,078     8,503,156      7,140,830
  Reagents and Laboratory Supplies     4,777,325      4,430,381     3,723,867
  Other Cost of Services               5,575,918      4,824,164     3,833,535
                                      ----------     ----------     ----------

  Total Cost of Services              19,339,274     18,136,395    15,036,034
                                      ----------     ----------    ----------

  Gross Profit                        19,320,910     16,989,483    16,485,084
                                      ----------     ----------    ----------

General and Administrative Expenses:
  Depreciation and Amortization          798,365        655,192      621,929
  Other General and Administrative
   Expenses                           11,346,007     10,761,548   10,050,229
  Provision for Doubtful Accounts      5,291,507      4,285,807    4,030,030
  Expenses of Abandoned Acquisition           --         90,700           --
                                      ----------     ----------   ----------

  Total General and Administrative
    Expenses                         17,435,879      15,793,247  14,702,188
                                     ----------      ----------  ---------

  Income from Operations              1,885,031       1,196,236   1,782,896
                                     ----------      ----------  ----------

Non-Recurring Gain on Sale of
   Intangible Assets [22]             2,025,689               -           -
                                     ----------      ----------  ----------

Other [Income] Expense:
  Interest and Other Expense          1,124,432        840,811      605,405
  Interest Income                      (274,887)      (288,395)    (273,903)
                                     ----------     ----------   ----------

  Total Other Expense - Net             849,545        552,416      331,502
                                     ----------     ----------   ----------

  Income Before Income Taxes          3,061,175        643,820    1,451,394

Provision for Income Tax
   Expense [Benefit] [7]               (138,740)        51,862       49,225
                                     ----------     ----------    ----------

  Net Income                        $ 3,199,915   $    591,958  $ 1,402,169
                                    ===========   ============  ===========

  Net Income Per Share [9]         $       .36    $        .10  $       .23
                                   ===========    ============  ============


The Accompanying Notes are an Integral Part of These Consolidated Financial Statements.

Bio-Reference Laboratories, Inc. and SubsidiaryConsolidated Statements of Shareholders' Equity

                                                    Series A
                                             Senior Preferred Stock
                                            Shares            Amount
  Balance - October 31, 1994                $  604,078         $60,408
Shares Issued from Exercise of Warrants             --            --
Shares Issued in Connection with an
  Acquisition                                       --              --
Shares Issued in Lieu of Payment for Service        --              --
Expenses Associated with Public Offering
Amortization of Deferred Compensation               --              --
Unrealized Loss on Securities Available for
   Sale                                             --              --
  Net Income for the Year                           --              --
                                            ----------        --------

Balance - October 31, 1995                     604,078          60,408
Shares Issued in Connection with
  an Acquisition                                   --              --
Shares Issued in Connection with
  an Acquisition [Including Shares
  Remaining in Escrow]                              --              --
Shares Issued in Lieu of Payment
  for Service                                       --              --
Shares issued in Lieu of an Invoice
  Payment                                           --              --
Shares Issued in Connection with an
  Acquisition Agreement [Including
  Shares Remaining in Escrow]                       --              --
Options Issued for Deferred
  Compensation                                      --              --
Amortization of Deferred Compensation               --              --
Unrealized Loss on Securities Available
  for Sale                                          --              --
Net Income for the Year                             --              --
                                            ----------        --------
  Balance - October 31, 1996 -
   Forward                                  $  604,078         $60,408

  Balance - October 31, 1996 -
   Forwarded                                   604,078         $60,408
Shares Issued for Deferred
  Compensation                                      --              --
Warrants Issued for Deferred
  Compensation                                      --              --
Shares Issued in Connection with an
  Acquisition Agreement                             --              --
Shares Released from Escrow                         --              --
Amortization of Deferred Compensation               --              --
Net Income for the Year                             --              --
                                           -----------       ---------
  Balance - October 31, 1997                   604,078        $ 60,408
                                           ===========       =========

                                           Common Stock
                                           Shares              Amount
  Balance - October 31, 1994               $ 5,740,162          $57,402

Shares Issued from Exercise
  of Warrants                                   12,100              121
Shares Issued in Connection with an
  Acquisition                                  311,252            3,112
Shares Issued in Lieu of Payment for
  Service                                       12,000              120
Expenses Associated with Public
  Offering                                          --               --
Amortization of Deferred
  Compensation                                      --               --
Unrealized Loss on Securities
  Available for  Sale                               --               --
  Net Income for the Year                           --               --
                                           -----------         --------
Balance - October 31, 1995                   6,075,514           60,755
Shares Issued in Connection with
  an Acquisition                                10,000              100
Shares Issued in Connection with
  an Acquisition [Including Shares
  Remaining in Escrow]                          72,688              727
Shares Issued in Lieu of Payment
  for Service                                    4,000               40
Shares issued in Lieu of an
  Invoice Payment                                4,745               48
Shares Issued in Connection with an
  Acquisition Agreement [Including
  Shares Remaining in Escrow]                  133,333            1,333
Options Issued for Deferred
  Compensation                                      --               --
Amortization of Deferred Compensation               --               --
Unrealized Loss on Securities Available
  for Sale                                          --               --
Net Income for the Year                             --               --
                                           -----------         --------
  Balance - October 31, 1996 -
   Forward                                   6,300,280          $63,003

  Balance - October 31, 1996 -
   Forwarded                                 6,300,280          $63,003
Shares Issued for Deferred
  Compensation                                 815,000            8,150
Warrants Issued for Deferred
  Compensation                                      --               --
Shares Issued in Connection with an
  Acquisition Agreement                         54,096              541
Shares Released from Escrow                         --               --
Amortization of Deferred Compensation               --               --
Net Income for the Year                             --               --
                                           -----------         --------
  Balance - October 31, 1997                 7,169,376          $71,694

                                      Additional
                                      ----------
                                      Paid-in        Accumulated  Deferred
                                      -------        -----------  --------
                                      Capital        [Deficit]    Compensation
                                      -------        ---------    ------------
  Balance - October 31, 1994          $ 20,619,399  $(12,425,610) $    (65,135)
Shares Issued from Exercise
  of Warrants                               18,029             --           --
Shares Issued in Connection with an
  Acquisition                            1,630,962             --           --
Shares Issued in Lieu of Payment for
  Service                                   25,380             --           --
Expenses Associated with Public
  Offering                                 (70,240)            --           --
Amortization of Deferred
  Compensation                                  --             --       47,635
Unrealized Loss on Securities
                    Available for  Sale         --             --           --
  Net Income for the Year                       --      1,402,169           --
                                       -----------   ------------  ------------
Balance - October 31, 1995              22,223,530   (11,023,441)      (17,500)
Shares Issued in Connection with
  an Acquisition                            23,900             --          --
Shares Issued in Connection with
  an Acquisition [Including Shares
  Remaining in Escrow]                      94,208             --          --
Shares Issued in Lieu of Payment
  for Service                                9,560             --          --
Shares issued in Lieu of an
  Invoice Payment                           17,151             --          --
Shares Issued in Connection with an
  Acquisition Agreement [Including
  Shares Remaining in Escrow]               37,748             --          --
Options Issued for Deferred
  Compensation                              27,200             --      (27,200)
Amortization of Deferred
  Compensation                                  --             --       22,483
Unrealized Loss on Securities Available
  for Sale                                      --             --          --
Net Income for the Year                         --        591,958          --
                                       -----------   ------------    ----------
  Balance - October 31, 1996 -
   Forward                             $22,433,297  $(10,431,483)    $ (22,217)

  Balance - October 31, 1996 -
   Forwarded                           $22,433,297  $(10,431,483)    $ (22,217)
Shares Issued for Deferred
  Compensation                             337,919             --          --
Warrants Issued for Deferred
  Compensation                              13,423             --      (13,423)
Shares Issued in Connection with an
  Acquisition Agreement                    127,320             --          --
Shares Released from Escrow                 55,201             --          --
Amortization of Deferred
  Compensation                                  --             --       38,658
Net Income for the Year                         --      3,199,915          --
                                       -----------   ------------  ------------
  Balance - October 31, 1997           $22,967,160   $(7,231,568) $   (343,051)


                                                 Unrealized Loss
                                                 on Securities   Total
                                                 Available       Shareholders'
                                                 for Sale        Equity

  Balance - October 31, 1994                     $        --      $  8,246,464
Shares Issued from Exercise
  of Warrants                                             --            18,150
Shares Issued in Connection with an
  Acquisition                                             --         1,634,074
Shares Issued in Lieu of Payment
  for Service                                             --            25,500
Expenses Associated with Public
  Offering                                                --           (70,240)
Amortization of Deferred
  Compensation                                            --            47,635
Unrealized Loss on Securities
                    Available for   Sale             (47,998)          (47,998)
  Net Income for the Year                                 --         1,402,169
                                                 -----------       ------------
Balance - October 31, 1995                           (47,998)       11,255,754
Shares Issued in Connection with
  an Acquisition                                          --            24,000
Shares Issued in Connection with
  an Acquisition [Including Shares
  Remaining in Escrow]                                    --            94,935
Shares Issued in Lieu of Payment
  for Service                                             --             9,600
Shares issued in Lieu of an
  Invoice Payment                                         --            17,199
Shares Issued in Connection with an
  Acquisition Agreement [Including
  Shares Remaining in Escrow]                             --            39,081
Options Issued for Deferred
  Compensation                                            --                --
Amortization of Deferred
  Compensation                                            --            22,483
Unrealized Loss on Securities Available
  for Sale                                            47,998            47,998
Net Income for the Year                                   --           591,958
                                                 -----------       ------------
  Balance - October 31, 1996 -
   Forward                                       $        --      $ 12,103,008

  Balance - October 31, 1996 -
   Forwarded                                     $        --      $ 12,103,008
Shares Issued for Deferred
  Compensation                                            --               --
Warrants Issued for Deferred
  Compensation                                            --               --
Shares Issued in Connection with an
  Acquisition Agreement                                   --           127,861
Shares Released from Escrow                               --            55,201
Amortization of Deferred
  Compensation                                            --            38,658
Net Income for the Year                                   --         3,199,915
                                                 -----------         ----------
  Balance - October 31, 1997                     $        --      $ 15,524,643
                                                 ===========      ============

The Accompanying Notes are an Integral Part of These Consolidated Financial Statements.

Bio-Reference Laboratories, Inc. and Subsidiary Consolidated Statements of Cash Flows

                                        Y e a r s   e n d e d

                                        ---------------------
                                         O c t o b e r   3 1,
                                         -------------------
                                     1 9 9 7          1 9 9 6       1 9 9 5
                                     -------          -------       -------
Operating Activities:
  Net Income                         $ 3,199,915     $    591,958  $ 1,402,169
                                     -----------    -------------  -----------
  Adjustments to Reconcile Net
  Income to Net Cash [Used for]
  Operating Activities:
   Depreciation and Amortization      1,189,318         1,033,886      959,731
   Amortization of Deferred
     Compensation                        38,658            22,483       47,635
   Expenses of Abandoned
     Acquisition                             --            90,700           --
   Shares Issued for Services                --                --       25,500
   Provision for Doubtful
     Accounts                         5,291,507         4,285,807    4,030,030
   Other                                     --            20,242      (9,285)
   Gain from Sale of Marketable
     Securities                              --           (9,336)          --
   Gain on Sale of Assets                    --           (1,546)          --
   Nonrecurring Gain on Sale of
     Intangible Assets               (2,025,689)               --          --
   Deferred Income Taxes               (258,000)               --          --
 Changes in Assets and Liabilities
   [Net of Effects from Acquisitions]:
   [Increase] Decrease in:
     Accounts Receivable             (7,509,627)      (7,672,430)   (6,442,884)
  Other Assets                         (105,866)        (81,868)      (63,230)
     Inventory                          (59,493)           60,931    (141,940)
     Other Current Assets               142,504            12,046    (271,111)

   Increase [Decrease] in:
     Accounts Payable and Accrued
       Expenses                        (210,861)        (126,411)     (299,189)
     Taxes Payable                      136,030         (121,927)       (6,986)
                                    -----------    -------------   ------------
   Total Adjustments                 (3,371,519)      (2,487,423)   (2,171,729)
                                    -----------     ------------   ------------

  Net Cash - Operating
    Activities - Forward              (171,604)       (1,895,465)     (769,560)
                                    ----------        ----------   ------------

Investing Activities:
  Acquisition of Property and
    Equipment                        (143,613)         (451,576)      (424,180)
  Proceeds from Sale of Property
    and Equipment                          --            29,652         45,961
  Purchase of Marketable
    Securities                             --                --       (492,619)
  Proceed from Sale of Marketable
    Securities                             --           501,955             --
  Purchase of Certificate of Deposit
    - Restricted                   (3,680,000)         (180,000)    (3,665,650)
  Maturities of Certificate of Deposit
    - Restricted                    3,680,000           165,650            --
  Cash Acquired During
    Acquisition                            --                --         42,338
  Cash Overdraft of Acquired
    Company                                --            (3,797)           --
  Reduction of Deposits                 6,907            63,146         22,649
  Repayment of Related Party
    Receivable                         20,800            15,800         10,400
  Payment for Acquisition of
    Intangible Assets                 (44,375)       (1,564,363)      (290,081)
  Proceeds from Sale of
    Intangible Assets               4,600,000                --            --
                                   ----------      ------------    -----------
    Net Cash - Investing Activities -
      Forward                      $4,439,719      $ (1,423,533)  $(4,751,182)

Bio-Reference Laboratories, Inc. and Subsidiary Consolidated
Statements of Cash
Flows

                                              Y e a r s   e n d e d
                                               O c t o b e r   3 1,
                                       1 9 9 7      1 9 9 6      1 9 9 5
                                       -------      -------      -------
  Net Cash - Operating Activities
    - Forwarded                        $ (171,604) $ (1,895,465) $  (769,560)

  Net Cash - Investing Activities
    - Forwarded                        $4,439,719   (1,423,533)   (4,751,182)
                                       ---------- -------------  -----------

Financing Activities:
  Proceeds from Long-Term Debt                --    1,180,000        394,756
  Payments of Long-Term Debt            (739,895)  (2,083,476)    (2,679,620)
  Payments of Capital Lease
    Obligations                         (216,448)    (236,472)      (297,642)
  Payments of Subordinated Notes
    Payable                             (234,390)      (7,920)       (51,039)
  [Decrease] Increase in Revolving
    Line of Credit                    (2,317,031)   3,687,448      5,391,296
  Increase in Restricted Cash                 --    1,544,646      2,055,354
  Proceeds from Exercise of
    Warrants                                  --           --         18,150
  Expenses of Public Offering
    of Stock                                  --           --        (70,240)

  Net Cash - Financing
    Activities                        (3,507,764)   4,084,226       4,761,015

  Net Increase [Decrease] in Cash and
   Cash Equivalents                      760,351      765,228        (759,727)

Cash and Cash Equivalents -
  Beginning of Years                   1,401,474      636,246       1,395,973

   Cash and Cash Equivalents -
     End of Years                    $ 2,161,825  $ 1,401,474       $ 636,246

Supplemental Disclosures of Cash Flow Information:

  Cash paid during the years for:
   Interest                          $ 1,118,540  $   815,521       $ 531,381
   Income Taxes                      $    44,136  $    86,331       $  81,686


Supplemental Schedule of Non-Cash Investing and Financing Activities:

In November 1994, the Company purchased a customer list from a non-affiliated party. As consideration for the customer list, the seller received $120,000 of which $30,000 was paid at the closing and the remainder is to be paid over 5 1/2 years based on the cash collected from customer list revenues.

In December 1994, the Company incurred capital lease obligations of $13,713 in connection with the acquisition of office furniture and $12,130 in connection with the acquisition of leasehold improvements.

In January 1995, the Company incurred a capital lease obligation of $58,994 in connection with the acquisition of a computer imaging system.

In January 1995, $44,119 of trade accounts payable was converted into debt.

In January 1995, the Company assumed capital lease obligations of $31,793 for four automobiles in connection with an acquisition.

In October 1995, the Company incurred a capital lease obligation of $54,117 in connection with the acquisition of medical equipment.

In April 1996, management wrote-off an intangible asset with a carrying value of $197,986 and related debt in the amount of $168,528 in connection with an impaired contract.

In April 1996, management wrote-off an intangible asset with a carrying value of $90,700 in connection with an abandoned acquisition.

In October 1996, the Company incurred a capital lease obligation of $69,812 in connection with the acquisition of medical equipment.

In Fiscal 1996, the Company issued debt in the amount of $108,000 in connection with the acquisition of a customer list related to a 1994 agreement.

From March to July 1997, the Company incurred four capital leases obligations totaling $252,279 in connection with the acquisition of various medical equipment.

In fiscal 1997, the Company issued debt in the amount of $108,000 in connection with the acquisition of a customer list related to a 1994 agreement.

[See Notes 8, 17 and 22 for additional non-cash transactions]

The Accompanying Notes are an Integral Part of These Consolidated Financial Statements.

Bio-Reference Laboratories, Inc. and Subsidiary
Notes to Consolidated Financial Statements

[1] Organization and Business

Bio-Reference Laboratories, Inc. [the "Company"] was incorporated on December 21, 1981 to initially engage in the business of developing and marketing on-site medical screening examinations. Since February 1987, its emphasis has been in the clinical laboratory segment of its operations, principally servicing the greater New York metropolitan area.

[2] Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary [See Note 17B]. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition - Revenues are recognized at the time the services are performed. Revenues on the statements of operations are as follows:

                                               Y e a r s  e n d e d
                                               O c t o b e r  3 1,
                               1 9 9 7          1 9 9 6         1 9 9 5
Gross Revenues                 $ 80,462,096     $ 66,768,717    $ 56,097,026
Contractual Adjustments and
  Discounts:
  Medicare/Medicaid Portion      23,090,659      18,620,485         15,560,866
  Other                          18,711,253      13,022,354          9,015,042

  Total Contractual Adjustments
    and Discounts                41,801,912      31,642,839         24,575,908
  Net Revenues                  $38,660,184    $ 35,125,878       $ 31,521,118

A number of proposals for legislation are under discussion which could substantially reduce Medicare and Medicaid reimbursements to clinical laboratories. Depending upon the nature of regulatory action, and the content of legislation, the Company could experience a significant decrease in revenues from Medicare and Medicaid, which could have a material adverse effect on the Company. The Company is unable to predict, however, the extent to which such actions will be taken.

Contractual Credits and Provision for Doubtful Accounts - An allowance for contractual credits is determined based upon a review of the reimbursement policies and subsequent collections for the different types of receivables. An allowance for doubtful accounts is determined based upon a percentage of total receivables. The aggregate allowance, which is shown net against accounts receivable, was $8,564,436, $5,357,096 and $2,569,125 as of October 31, 1997,
1996 and 1995, respectively.

Inventory - Inventory is stated at the lower of cost [on a first-in, first-out basis] or market. Inventory consists primarily of clinical supplies.

Stock Options Issued to Employees - The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," on November 1, 1996 for financial note disclosure purposes and continues to apply the intrinsic value method of Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees," for financial reporting purposes.

Deferred Income Taxes - Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Reclassification - Certain fiscal 1996 and 1995 items have been reclassified to conform to the current years presentation.

Impairment - Certain long-term assets of the Company including goodwill are reviewed at least annually as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards ["SFAS"] No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations [undiscounted and without interest charges]. If mpairment is deemed to exist, the assets will be written down to fair value or projected discounted cash flows from related operations. Management also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of October 31, 1997, management expects these assets to be fully recoverable.

Property and Equipment - Property and equipment are carried at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the respective assets which range from 2 to 15 years. Leasehold improvements are amortized over the life of the lease, which is approximately five years.

The statements of operations reflect depreciation expense related to property and equipment of $419,462, $404,248 and $368,478 for the years ended October 31, 1997, 1996 and 1995, respectively.

On sale or retirement, the asset cost and related accumulated depreciation or amortization are removed from the accounts, and any related gain or loss is reflected in income. Repairs and maintenance are charged to expense when incurred.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Goodwill - Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and is being amortized on the straight-line method over 20 years. The statements of operations reflect amortization expense related to goodwill for the years ended October 31, 1997, 1996 and 1995 of $203,490, $209,211 and $187,936,
respectively.

Intangible Assets - Intangible assets are amortized using the straight-line method. The statements of operations reflect amortization expense related to intangible assets of $566,366, $420,427 and $403,317 for the years ended October 31, 1997, 1996 and 1995, respectively.

A summary is as follows:

                                                     Accumulated  Net of
                                                     Amortization Amortization
                                                     October 31,  October 31,
Intangible Assets     Life in Years     Cost         1 9 9 7      1 9 9 7
--------------        -------------     ----         -------      -------
Customer Lists        20                $ 3,065,042  $  518,731 $ 2,546,311
Covenants Not-to-
  Compete            5-7.5                1,420,206     958,738     461,468
Employment Agreement 5                      400,000     286,666     113,334
Costs Related to
  Acquisitions       2-17                   236,178     120,579     115,599
Patent               17                     144,375       5,882     138,493
Other               17-20                     8,562       1,374       7,188
                                        -----------  ---------- -----------
  Totals                                $ 5,274,363  $1,891,970 $ 3,382,393
                                        ===========  ========== ===========

Customer Lists       20                  $3,377,042 $   410,111  $2,966,931
Covenants
  Not-to-Compete    5-20                  1,420,206     720,250     699,956
Employment
  Agreement          5                      400,000     206,666     193,334
Costs Related
  to Acquisitions   2-17                    302,741     106,356     196,385
Patent              17                      100,000          --     100,000
Other              17-20                      8,562         882       7,680
                                         ---------- -----------  ----------
  Totals                                 $5,608,551 $ 1,444,265  $4,164,286
                                         ========== ===========  ==========

Advertising Costs -Advertising costs are expensed when incurred. Advertising costs amounted to $467,000, $344,000 and $256,000 for the years ended October 31, 1997, 1996 and 1995, respectively.

Cash and Cash Equivalents - Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. The Company had $1,307,278 and $717,484 in cash equivalents at October 31, 1997 and 1996, respectively.

Nonmonetary Stock Issuances - The Company issues shares of common stock in payment for services rendered to the Company. The estimated fair value of the shares issued approximates the value of the services provided.

[3] Note Payables - Banks

[A] In March 1997, the Company amended its revolving loan agreement with PNC Bank. The maximum amount of the credit line available to the Company is the lesser of (i) $10,000,000 or (ii) 50% of the Company's qualified accounts receivable [as defined in the agreement] plus 100% of the face amount of the certificates of deposit pledged as collateral for this loan minus the amount of any portion of the outstanding principal balance of the term loan which is deemed to be collateralized by the certificate of deposit. Interest on advances which are collateralized by certificates of deposit will be at 2% above the certificate of deposit interest rate. Interest on other advances will be at prime plus 1.25%. The credit line is collateralized by substantially all of the Company's assets [including $3,680,000 in certificates of deposit with PNC] and the assignment of a $4,000,000 life insurance policy on the president of the Company. The line of credit is available through March 1999 and may be extended for annual periods by mutual consents, thereafter. The terms of this agreement contain, among other provisions, requirements for maintaining defined levels of capital expenditures and net worth, various financial ratios and insurance coverage. As of October 31, 1997 and 1996, the Company was in compliance with the covenant provisions of this agreement. As of October 31, 1996, the Company had utilized all of this credit facility. As of October 31, 1997, the Company utilized $6,761,710 of this credit facility.

[B] On January 26, 1994, $3,352,000 was received for a demand note payable to Gotham Bank of New York. Interest is due at three percent above the bank's corporate savings account rate. As of October 31, 1997 and 1996, $2,500,000 was paid against the principal on this note. The Company has $852,000 in a savings account with this bank restricted as collateral for the loan.

Prime rate at October 31, 1997 and 1996 was $8.5% and 8.25%, respectively.

The weighted average interest rate on short-term borrowings outstanding as of October 31, 1997 and 1996 was 8.64% and 8.7%, respectively.

[4] Long-Term Debt

                                                     October 31,
                                            1 9 9 7             1 9 9 6
[A] Note Payable to PNC Bank.  Due October
    1999.  Interest at prime plus 1.25%.    $   194,761         $   294,760

[B] Notes Payable to PNC Bank.  Due July
    2000.  Interest at prime plus 1.75%
    and certificate of deposit rate
    plus 2%.                                    610,255           1,106,251
[C] Note Payable to SmithKline Beecham
    Clinical Laboratories, Inc. Due
    January 1, 1999.  Interest imputed
    at 8.25%.                                   551,373             551,373
[D] Various note payables to prior CML
    owners.  Due November 1998. Interest
    ranging from 6% to 10.75%.                   95,175             175,238
[E] Sclavo, Inc. Payments dependent on
    collections received from customer list.
    Interest at 10%.                             80,732              36,569
                                            -----------        ------------
Totals                                        1,532,296           2,164,191
Less:  Current Maturities                       864,266             730,374
                                            -----------        ------------
  Long-Term Debt                            $   668,030         $ 1,433,817
                                            ===========        ============

[A] In June 1995, the Company entered into an agreement to borrow up to $400,000 to purchase equipment. During October 1995, the Company borrowed $394,756 under this agreement. The loan, which bears interest at an annual rate of prime + 1.25%, is due in monthly installments of $8,333 plus interest through October 1999. This note is in accordance with the provisions of the Company's revolving loan agreement [See Note 3A] with the same lender.

[B] In July 1996, the Company entered into an agreement to borrow $1,180,000. The original principal balance of $1,000,000 was not collateralized and has an interest rate of prime + 1.75%. The remaining original principal balance of $180,000 is collateralized by a certificate of deposit and bears interest at the certificate of deposit rate + 2%. This note is in accordance with the provisions of the Company's revolving loan agreement [See Note 3A] with the same lender.

[C] In July 1996, the Company purchased certain assets and rights from SmithKline Beecham Clinical Laboratories, Inc. for a total purchase price of $1,800,000. At the closing, $1,200,000 was paid in cash and the $600,000 remaining balance is due in 24 consecutive monthly installments of $25,000 commencing January 1, 1997. Interest was imputed at the prime rate [See Note 14].

[D] In connection with the acquisition of Community Medical Laboratories ["CML"], the Company assumed the promissory notes of prior CML noteholders by issuing Company's debentures in the principal amount of $200,174.

Maturities of long-term debt at October 31, 1997 in each of the next five years are as follows:

1998                                    $    864,266
1999                                        446,773
2000                                        221,257
2001                                             --
2002                                             --
                                        -----------

Total                                   $ 1,532,296
-----                                   ===========

[5] Convertible Subordinated Debt

In January 1995, the Company issued two 8% convertible subordinated debentures for $206,956 and $31,732 in connection with the Company's acquisition of GenCare. As of October 31, 1997 and 1996, $237,349 and
$2,959, respectively, has been repaid.

[6] Related Party Transactions

On October 1, 1989, a promissory note was received from Dr. Marc
Grodman ["Dr. Grodman"], president of the Company, in exchange for a receivable in the amount of $235,354. As of October 31, 1997 and 1996, $214,118 and $234,918 in outstanding principal and interest were due from the officer.

The Company pays premiums on life insurance policies for three key officers.
In the event that any of these officers leave the Company, they are required to pay the Company back for premiums paid on their policies. In the event of death, the benefit paid to the beneficiary is reduced by the amount of premiums paid on behalf of the individual by the Company. At October 31, 1997 and 1996, $446,903 and $336,037 is included in other assets which represents the amount of premiums paid to date. At October 31, 1997 and 1996, cash surrender values on these policies were in excess of amounts receivable.

[7] Income Taxes

The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the Company's effective income tax rate is as follows:


                                              October 31,
                               1 9 9 7    1 9 9 6                1 9 9 5
                               -------    -------                -------
U.S. Federal Statutory Rate    34.0%      34.0%                  34.0%
State and Local Income Taxes,
  Net of U.S. Federal Income
  Tax Benefit                  10.0%       8.0%                   8.0%
Other                         (7.5)%       3.1%                    --%
Utilization of Net Operating
  Loss Carryforwards         (41.0)%     (37.0)%               (38.6)%
                             -------     -------               -------
  Actual Rate                (4.5)%         8.1%               3.4%
                             ======         ====               ====

The provision for income taxes shown in the consolidated statements of operations consist of the following:

                                              October 31,
                             1 9 9 7             1 9 9 6       1 9 9 5
                             -------             -------       -------
Current:
  Federal                    $ 79,947            $14,228            $28,029
  State and Local              39,313             37,634             21,196
Deferred:
  Federal                    (204,000)                --                 --
  State and Local             (54,000)                --                 --
                             ---------          --------            -------
  Total Provision for
Income Taxes                $(138,740)           $51,862            $49,225
                            =========            =======            =======

At October 31, 1997, the Company had net operating loss carryforwards of approximately $5,150,000 for federal income tax purposes, which expire in years 2006 through 2009. In addition, the Company had net operating losses for state purposes. The Company operates in several states, however, most of its business is conducted in the New Jersey and New York area. The following summarizes the operating loss carryforwards by year of expiration:

                  Federal                  New Jersey      New York
Expiration Date   Amount                   Amount          Amount
---------------   ------                   ----------      --------
1999              $                --      $   400,000     $              --
2000                               --        2,400,000                    --
2006                        1,050,000               --                     --
2007                        1,300,000               --                     --
2008                        2,400,000               --                     --
2009                          400,000               --              1,400,000
2010                               --               --              1,100,000
2011                               --               --              1,800,000
                        -------------    -------------             ------------
             Total        $ 5,150,000      $ 2,800,000            $ 4,300,000
             -----        ===========      ===========             ===========

Investment tax credit carryforwards of approximately $32,161 are available to reduce future income taxes. These credits expire from 1998 to 2002.

At October 31, 1997, the Company has a deferred tax asset of approximately $2,200,000 and a valuation allowance of approximately $1,942,000 related to the asset, a decrease of $1,658,000 since October 31, 1996. The deferred tax asset primarily relates to net operating loss carryforwards.

At October 31, 1996, the Company has a deferred tax asset of approximately $3,600,000 and a valuation allowance of approximately $3,600,000 related to the asset, a decrease of $100,000 since October 31, 1995. The deferred tax asset primarily relates to net operating loss carryforwards.

[8] Capital Transactions

The Company is authorized to issue an aggregate of 1,666,667 shares of preferred stock, $.10 par value. In April 1993, the Board of Directors of the Company authorized the change of 604,078 shares from the preferred stock to a new class of Preferred Stock, called "Senior Preferred Stock" which has the same voting rights [one vote per share], dividend rights and liquidation rights as each share of common stock and for a period of ten years after issuance is convertible into one share of common stock upon payment of a conversion price of $1.50 per share. In April 1993, in order to facilitate a public offering contemplated by the Company, Dr. Grodman agreed to cancel his pro-rata option contained in his employment contract and to cancel other outstanding options and warrants to purchase 604,078 shares of Common Stock at prices ranging from $1.45 to $1.50 per share, in consideration for the issuance of 604,078 shares of Senior Preferred Stock. These shares of Senior Preferred Stock were issued in August 1993. On May 13, 1997, pursuant to a recapitalization, the Senior Preferred Stock was retired in exchange for a new class of Series A Senior Preferred Stock. The new Series A Senior Preferred Stock is convertible into an aggregate 604,078 shares of common stock on or before May 1, 2007 at a conversion price of $.75 per share and has the same voting rights [one vote per share], dividend rights and liquidation as each share of common stock.

Holders of the Company's common stock are entitled to one vote per share on matters submitted for shareholder vote. Holders are also entitled to receive dividends ratably, if declared. In the event of dissolution or liquidation, holders are entitled to share ratably in all assets remaining after payment of liabilities.

On January 1, 1995, the Company acquired GenCare Biomedical Research Corporation ["GenCare"] in a business combination accounted for under the purchase method of accounting. All of the issued and outstanding common and preferred stock of GenCare was acquired for an aggregate 444,585 shares of the Company's common stock [subject to possible increase in the event of a future decrease in the market price of the common stock]. An aggregate 133,333 shares are being held in escrow pending certain required collections from GenCare customers. The fair market value of the 311,252 shares to be issued immediately was $1,634,074 on the date of the closing. During 1996, 42,413 shares held in escrow were released when collection requirements were met. During 1997, the remaining 90,920 shares held in escrow were released and an additional 54,096 shares were issued due to a decrease in the market price of the common stock [See Note 22].

In April 1995, the Company issued 12,000 shares of common stock in payment of a $25,500 fee to a public relations firm pursuant to a one year renewable contract.

On July 27, 1995, an aggregate of 10,000 shares of the Company's common stock was issued upon exercise of a private placement warrant.

On November 7, 1995, the Company acquired Oncodec Labs, Inc. in a business combination accounted for under the purchase method of accounting. All of the issued and outstanding common stock of Oncodec Labs, Inc. was acquired for a maximum of 40,000 shares of the Company's common stock. At the closing, the stockholders of Oncodec Labs, Inc. received 10,000 shares and the additional 30,000 shares will be issued contingent upon receipts obtained through December 31, 1998.

On November 10, 1995, the Company acquired Community Medical Laboratories ["CML"] in a business combination accounted for under the purchase method of accounting. All of the issued and outstanding common stock of CML was acquired for an aggregate 72,688 shares of the Company's common stock. In addition, CML delivered CML notes, totaling $399,958 including accrued interest through October 31, 1995 in exchange for an aggregate $200,174 in principal amount of the Company's debentures. The 72,688 shares of the Company's stock will be held in escrow pending certain required collections from CML customers. In addition, the Company entered into a five year employment agreement for an annual salary of $60,000 contingent on revenue received from specified draw stations. During 1997 and 1996, an aggregate 21,944 and 23,611 shares respectively were released from escrow when collection requirements were met.

In November 1995, the Company issued 4,000 shares of common stock in payment of a finders fee.

In December 1995, the Company issued 4,745 shares of common stock in lieu of payment of an invoice for $17,199.

In May 1997, the Company issued 815,000 shares of common stock and warrants to purchase 58,534 shares of the Company's common stock at a price of $.71875 in connection with employment and consulting agreements and a two year extension on a loan agreement [See Note 10]. Included in the 815,000 shares issued were 740,000 shares to three officers of the Company. The shares are forfeitable in part in various amounts if the employee's employment is terminated "for cause" or at his option "without good reason" prior to May 1, 2000.

[9] Income Per Share

Income per share is based on the weighted average number of shares of common stock outstanding of 6,166,156 and 6,010,964 during fiscal 1996 and 1995, respectively. Equity equivalents are assumed exercised or converted if dilutive. For fiscal 1997, the modified treasury stock method was utilized. Net income and number of shares used under the modified treasury stock method were $4,592,860 and 12,757,946 shares, respectively, for fiscal 1997.

[10] Stock Options and Warrants

[A] Employment Incentive Stock Options - In April 1986, the shareholders approved and the Company adopted the 1986 Employee Stock Option Plan ["1986 Plan"] under which 3,667 shares of common stock have been reserved for issuance to persons rendering services to the Company. In November 1989, the shareholders approved and the Company adopted the 1989 Employee Stock Option Plan ["1989 Plan"] which provides for the granting of 666,667 shares of common stock. Under the terms of its stock option plans, incentive stock options to purchase shares of the Company's common stock are granted at a price not less than the fair market value of the common stock at the date of grant. These stock options are exercisable up to ten years from the date of grant. At October 31, 1997 and 1996, there were 12,624 and 188,290 shares reserved for future grants under the 1986 and 1989 plans. No stock appreciation rights have been granted. In May 1997, the Company's board of directors approved the cancellation of all of outstanding employee stock options for new options at an exercise price of $.71875 which reflects current fair market value. Following is a summary of transactions:

                                        Weighted
                                        Average
                                        Shares      Exercise
                                        Under       Price
                                        Options     Per Share
Outstanding at October 31, 1994         514,709
Granted During the Year                   1,000
Expired During the Year                 (33,665)
Exercised During the Year                    --
                                        -------

  Outstanding and Eligible
  for Exercise
  at October 31, 1995                   482,044      $          .72

Granted During the Year                      --                  --
Expired During the Year                      --                  --
Exercised During the Year                    --                  --
                                        -------     ---------------

  Outstanding and Eligible
  for Exercise
  at October 31, 1996                   482,044      $          .72

Granted During the Year                 210,000                 .76
Expired During the Year                 (34,334)                .72
Exercised During the Year                    --                --
                                  --------------   ----------------

  Outstanding and Eligible
  ------------------------
  for Exercise
  ------------
  at October 31, 1997                  657,710       $          .73
  -------------------            =============       ==============

                                 Outstanding and Exercisable Options
                                 Weighted
                                 Average
                                 Number of       Remaining   Weighted Average
                                 Shares Under    Contractual Exercise Price
Exercise Price Range             Option          Life        Per Share
$.71875 to $.790625 Per Share    657,710         10 Years      $ .73

The weighted average grant date fair value of options granted during the year ended October 31, 1997 was $.2486 per share.

The Company accounts for these stock-based compensation awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees."
Total compensation cost recognized against income for stock-based employee compensation awards was $-0- for the years ended October 31, 1997, 1996 and 1995.

[B] Non Incentive Stock Options and Warrants - Non-incentive stock options and warrants may be granted to employees or non-employees at fair market value or at a price less than fair market value of the common stock at the date of grant. Included in the outstanding warrants are publicly-owned warrants to purchase 5,015,841 shares of common stock sold in the Company's 1993 public offering. The following is a summary of transactions as of October 31, 1997 and 1996:

                                        Weighted
                                        Shares Under            Average
                                        Options                 Exercise Price
                                        and Warrants            Per Share
                                        ------------            ---------
Outstanding - October 31, 1994          5,735,481
Granted During the Year                   370,000                 $   4.7
Canceled During the Year                   (4,334)
Exercised During the Year                 (12,100)
                                       ----------                  --------
Outstanding and eligible for Exercise
  at October 31, 1995                   6,089,047               $   4.65
Granted During the Year                    40,000                  3.00
Expired During the Year                  (106,667)                 1.79
Exercised During the Year                      --                    --
                                        ---------                --------

Outstanding and Eligible for Exercise
  at October 31, 1996                   6,022,380               $   4.63

Granted During the Year                   381,300                    .72
Expired During the Year                  (584,871)                  1.45
Exercised During the Year                      --                     --
                                        ---------               --------
Outstanding and Eligible for Exercise
  at October 31, 1997                   5,818,809               $   4.71
                                        =========               ========

During the year ended October 31, 1996, 40,000 shares under warrants were granted to two non-employees. The fair value of each warrant granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: a weighted average risk-free interest rate of 6.8%, a weighted average expected life of 1 year based on Company expectations and the required minimum two year holding period, and a weighted average expected volatility of 50.75%. Dividends are not expected to be available to shareholders during the expected life of the warrants. The fair value of these warrants of $27,200 [$.68 per share] has been accounted for as deferred compensation for the year ended October 31, 1996 and is being expensed over the term of the agreement, 5 years. Total compensation expense recognized against income for this deferred compensation was $5,440 and $4,983, respectively for the years ended October 31, 1997 and 1996.

During the year ended October 31, 1997, 35,200 shares under warrants were granted to three non-employees and 23,334 shares under warrants were canceled for new warrants at a price of $.71875 which represents fair market value at the time of grant. The fair value of each warrant granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: a weighted average risk-free interest rate of 6%, a weighted average expected life of 1 year based on Company expectations and the required minimum two year holding period, and a weighted average expected volatility of 84.09%. Dividends are not expected to be available to shareholders during the expected life of the warrants.

The fair value of these options issued in May of 1997 of $13,423 [$.2486 per share] has been accounted for as deferred compensation for the year ended October 31, 1997 and is being expensed over the term of the agreements. Total compensation expense recognized against income for this deferred compensation was $2,254 for the year ended October 31, 1997.

During the year ended October 31, 1997, 346,100 shares under options were granted to employees. The Company accounts for these options under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees."

Total compensation cost recognized against income for employee nonincentive stock option and warrants was $-0- for the years ended October 31, 1997, 1996 and 1995.

                               Outstanding and Exercisable Options and Warrants
                             Weighted
                             Number of     Average
                             Shares Under  Remaining         Weighted Average
                             Options and   Contractual       Exercise Price
Exercise Price Range         Warrants      Life               Per Share
--------------------         --------      ----              ---------
Warrants -$4.50 Per Share     3,789,175   1 Year             $4.50
Warrants - $6.75 Per Share    1,226,666                      $6.75

Options - $.71875 Per Share     404,634   7 Years            $ .72
Options - $1.50 to $3.00
  Per Share                      23,334   3 Years            $ 2.79
Options - $4.125 to $5.125
  Per Share                     375,000   1 Year             $ 4.70
                              ---------
                               5,818,809
                               =========

These warrants and options have weighted average remaining contractual lives of approximately two years. The weighted average grant date fair value of options granted during the years ended October 31, 1997 and 1996 was $.2486 and $.68 per share, respectively.

[A] and [B] Pro Forma - Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, for the 657,710 shares under employee incentive stock options and 346,100 shares under employee nonincentive stock options and warrants for the years ended October 31, 1997 and 1996, net income and earnings per share would have been as follows:

                   1 9 9 7                                          1 9 9 6
                   -------                                          -------
Net Income:
  As Reported      $ 3,199,915                                     $  591,958
                   ===========                                     ==========
  Pro Forma        $ 2,950,000                                     $  591,958
                   ===========                                     ==========
Earnings Per Share:
  As Reported      $       .36                                    $      .10
                   ===========                                    ==========
  Pro Forma        $       .34                                    $      .10
                   ===========                                    ==========

The fair value used in the pro forma data was estimated by using an option pricing model which took into account as of the grant date, the exercise price and the expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the expected term of the option. The following is the average of the data used for the following items.

Risk-Free                  Expected       Expected           Expected
Interest Rate              Expected Life  Volatility         Dividends
-------------              -------------  ----------          ---------
6%                         1 Year          84.09%            None

[11] Employment Contracts and Consulting Agreements

The Company has entered into various employment contracts and consulting agreements for periods ranging from one to seven years. At October 31, 1997, the aggregate minimum commitment under these contracts and agreements, excluding commissions, was approximately as follows:

October 31,
1998                                                $1,091,250
1999                                                 1,013,333
2000                                                   943,333
2001                                                   880,000
2002 and Thereafter                                  1,649,000
                                                    ----------
Total                                               $5,576,916
-----                                               ==========

Some of these agreements provide bonuses and commissions based on a percentage of collected revenues ranging from 1% to 10% on accounts referred by or serviced by the employee or consultant.

In addition to the above, two employment agreements which provide for annual aggregate minimum commitments of $186,700 have no termination dates.

[12] Capitalized Lease Obligations

The Company leases various assets under capital leases expiring in 2002 as follows:

                                              October 31,
                             1 9 9 7                              1 9 9 6
                             -------                              -------
Medical Equipment            $   654,479                         $   650,690
Furniture and Fixtures            11,565                               11,565
Leasehold Improvements                --                               12,130
Totals                           666,044                              674,385
Less: Accumulated
  Depreciation                   262,979                              274,704
  Net                        $   403,065                          $   399,681

Depreciation expense on assets under capital leases was $83,853, $106,191 and $170,601 for the years ended October 31, 1997, 1996 and 1995, respectively.

Aggregate future minimum rentals under capital leases are:

Years ended
October 31,
1998                $  120,442
1999                   109,331
2000                   104,888
2001                    62,750
2002                    22,681
Thereafter                  --
                    ----------
  Total                420,092
  Less:  Interest       82,550
                    ----------
Present Value of   Minimum
---------------------------
Lease Payments       $  337,542
--------------        =========

[13] Commitments and Contingencies

The Company leases various office and laboratory facilities and equipment under operating leases expiring from 1997 to 2002. Several of these leases contain renewal options for three to five year periods.

Total expense for property and equipment rental for the years ended October 31, 1997, 1996 and 1995 was $1,796,839, $1,850,085 and $1,640,360, respectively.
There were no contingent rental amounts due through October 31, 1997.

Aggregate future minimum rental payments on noncancelable operating leases are as follows:

                                        Property            Equipment
October 31,
  1998                                  $  499,734           $ 515,236
  1999                                     137,280             420,854
  2000                                          --             294,417
  2001                                          --             149,229
  2002                                          --             19,120
Thereafter                                      --                  --
   Totals                               $    637,014        $1,398,856
                                        ============        ==========

[14] Litigation

In the normal course of business, the Company is exposed to a number of asserted and unasserted potential claims. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

On December 30, 1996, the Company commenced a lawsuit against SmithKline Beecham Clinical Laboratories ["SBCL"] alleging that SBCL materially and repeatedly breached its obligations and its representations and warranties made in the Asset Agreement and the Non-Competition Agreement pursuant to which the Company purchased certain assets from SBCL and claims unspecified amounts of compensatory and punitive damages and related costs. This lawsuit is in its initial stages and no assurances can be given at this time that it will be concluded in the Company's favor. As a result of its allegations against SBCL, the Company has not made any payments with respect to the $600,000 note payable [See Notes 4C and 17F].

[15] Insurance

The Company maintains professional liability insurance of $3,000,000 in the aggregate, with a per occurrence limit of $1,000,000 . In addition, the Company maintains excess commercial insurance of $2,000,000 per occurrence. The Company believes, but cannot assure, that its insurance coverage is adequate for its current business needs. A determination of Company liability for uninsured or underinsured acts or omissions could have a material adverse affect on the Company's operations.

[16] Concentrations of Credit Risk

At October 31, 1997, the Company had approximately $6,320,000 in cash and certificates of deposit balances at financial institutions which were in excess of the federally insured limits. Approximately $4,532,000 of this amount represents collateral for demand loans with the same financial institutions [Seerestricted cash and certificates of deposit on consolidated balance sheet].

At October 31, 1996, the Company had approximately $5,300,000 in cash and certificate of deposit balances at financial institutions which were in excess of the federally insured limits. Substantially all of this amount represents collateral for demand loans with the same financial institutions.
[See restricted cash and certificates of deposit on consolidated balance sheet].

Credit risk with respect to accounts receivable is generally diversified due to the large number of patients comprising the client base. The Company does have significant receivable balances with government payors and various insurance carriers. Generally, the Company does not require collateral or other security to support customer receivables, however, the Company continually monitors and evaluates its client acceptance and collection procedures to minimize potential credit risks associated with its accounts receivable and establishes an allowance for uncollectible accounts and as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is not material to the financial statements.

[17] Acquisitions

[A] On November 16, 1994, the Company purchased a customer list and two leased draw stations from a clinical laboratory. As consideration, the Company assumed the sellers obligations under the draw station leases and entered into an agreement to pay up to $600,000 over a five and one-half year period based on cash collected on customer list revenues. The minimum liability for these payments is $120,000, of which $30,000 was paid at the closing.
In addition, the Company entered into a five year employment agreement with a senior marketing representative for an annual base salary of $40,000 plus commissions based on sales.

[B] On January 4, 1995 [effective as of November 1, 1994], the Company acquired GenCare Biomedical Research Corporation ["GenCare"] in a business combination accounted for under the purchase method of accounting. GenCare provides clinical testing services for the detection, differentiation and staging of cancer, genetic and infectious diseases. Their customers include hospitals, medical centers, reference laboratories and large medical practices. All of the issued and outstanding common and preferred stock of GenCare was acquired for an aggregate 444,585 shares of the Company's common stock [subject to possible increase in the event of a future decrease in the market price of the common stock]. An aggregate 133,333 shares are to be held in escrow pending certain required collections from GenCare customers. The fair market value of the 311,252 shares to be issued immediately was $1,634,074 on the date of the closing. The total cost of the acquisition was $1,634,074 which exceeded the fair value of the net assets of GenCare by $2,119,213. The excess is being amortized using the straight-line method over 20 years. In addition, if the specific collection levels are achieved, the 133,333 shares in escrow will be recorded as an additional cost of the acquisition at the fair market value of the shares at the time they are issued [See Notes 8 and 22].

[C] On November 7, 1995, the Company acquired Oncodec Labs, Inc. in a business combination accounted for under the purchase method of accounting. All of the issued and outstanding common stock of Oncodec Labs, Inc. was acquired for a maximum of 40,000 shares of the Company's common stock. At the closing, the stockholders of Oncodec Labs, Inc. received 10,000 shares and the additional 30,000 shares will be issued contingent upon receipts obtained through December 31, 1998. During 1996, Oncodec Labs, Inc. was dissolved and is now part of the operations of the Company.

[D] On November 10, 1995, the Company acquired Community Medical Laboratories ["CML"] in a business combination accounted for under the purchase method of accounting. All of the issued and outstanding common stock of CML was acquired for an aggregate 72,688 shares of the Company's common stock. In addition, CML delivered CML notes totaling an aggregate $399,958 including accrued interest through October 31, 1995 in exchange for an aggregate $200,174 in principal amount of the Company's debentures. The 72,688 shares of the Company's stock will be held in escrow pending certain required collections from CML customers. In addition, the Company entered into a five year employment agreement for an annual salary of $60,000 contingent on revenue received from specified draw stations. During 1996, CML was dissolved and is now part of the operations of the Company [See Note 8].

[E] In May 1996, the Company acquired certain assets and rights of Advanced Medical Laboratory, Inc. ["AML"] for a maximum amount of $612,000 of which $180,000 was paid at closing. The remaining maximum balance of $432,000 is payable over a three year period solely out of cash collected on customer list revenues.

[F] On July 19, 1996, the Company completed the purchase from SmithKline Beecham Clinical Laboratories, Inc. ["SBCL"] of certain assets and rights, including the Customer List related to SBCL's operation of its Renal Dialysis Testing Business. The purchase price was $1,800,000 of which $1,200,000 was paid at the closing. The $600,000 balance is payable in 24 consecutive monthly installments of $25,000 commencing January 1, 1997. At the closing, SBCL agreed for a three year period commencing no more than 120 days after the closing, to cease performing renal dialysis clinical laboratory testing services for renal dialysis centers or other entities which provide diagnosis and/or treatment to dialysis patients. Funding for the $1,200,000 down payment made by the Company at the closing was provided pursuant to its term loan and credit line facilities with PNC Bank [formerly Midlantic Bank, N.A.] [See Note 14].

[18] Fair Value of Financial Instruments

For certain financial instruments, including cash and cash equivalents, trade receivables, trade payables, and short-term debt, it was estimated that the carrying amount approximated fair value for the majority of these items because of their short maturities. The fair value of the Company's long-term debt is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates currently offered to the Company for debt of the same remaining maturities.

                                    O c t o b e r  3 1,
                            1 9 9 7                    1 9 9 6
                    Carrying       Fair        Carrying       Fair
                    Amount         Value       Amount          Value
Log-Term Debt       $668,030       $666,755     $1,433,817     $1,430,140
Capitalized
  Lease
  Obligations       $252,572       $248,942     $   99,564      $   96,016

Due to the non-interest bearing nature and unspecified payment terms, it was not practicable to estimate the fair value of amounts due from related parties [See also Note 6].

[19] Health Insurance Plan

The Company has a limited self-funded health insurance plan for its employees under which the Company pays the initial $35,000 of covered medical expenses per person per year. The Company has a contract with an insurance carrier for any excess.

[20] Employee Benefit Plan

In June 1994, the Company began sponsoring the Bio-Reference Laboratories, Inc. 401(k) Profit-Sharing Plan. Employees become eligible for participation after attaining the age of eighteen and completing one year of service.
Participants may elect to contribute up to ten percent of their compensation, as defined in the Plan Adoption Agreement, to a maximum of $9,500 in 1997 and 1996 as adjusted for inflation. The Company may choose to make a matching contribution to the plan for each participant who has elected to make t tax-deferred contributions for the plan year, at a percentage determined each year by the Company. For the year ended October 31, 1997, 1996 and 1995, the Company elected not to make matching contributions to the plan. If the Company elects to match participant contributions in the future, the employer contribution will be fully vested after the fifth year of service.

[21] Certificates of Deposit-Restricted

At October 31, 1997 and 1996, the Company had $852,000 of restricted cash and $3,680,000 of restricted certificates of deposit, which represents collateral for two demand notes and a long-term debt agreement [See Notes 3 and 4].

[22] Non-recurring Gain on Sale of Intangible Assets

On September 30, 1997, the Company entered into an agreement to sell certain customer lists, its "GenCare" tradename and rights under two GenCare contracts to another laboratory for $4,600,000 in cash and $1,400,000 payable in four equal installments every six months beginning April 1, 1998, provided however that certain target revenues are reached. If target revenues are not reached amounts payable under the contract will be decreased up to a maximum of $700,000. The Company and certain of its officers entered into a noncompetion agreement with the purchaser as part of this agreement. The Company recorded a non-recurring gain of $2,025,689 related to this sale. The $700,000 in contingent receivables were not included in the calculation of gain on this sale as of October 31, 1997.

[23] New Authoritative Accounting Pronouncements

The Financial Accounting Standards Board ["FASB"] issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ["EPS"], and SFAS No. 129, "Disclosure of Information about Capital Structure" in February 1997. SFAS No. 128 simplifies the earnings per share ["EPS"] calculations required by Accounting Principles Board ["APB"] Opinion No. 15, and related interpretations, by replacing the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to the fully diluted EPS of APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. When adopted, SFAS No. 128 will require restatement of all prior-period EPS data presented. Basic EPS will be based on average common shares outstanding and diluted EPS will include the effects of potential common stock, such as, options and warrants. The Company's basic EPS as calculated under SFAS No. 128 would have been $.43 for the year ended October 31, 1997. The Company's diluted EPS as calculated under SFAS No. 128 would have been $.39 for the year ended October 31, 1997.

SFAS No. 129 does not change any previous disclosure requirements, but rather consolidates existing disclosure requirements for ease of retrieval.

The Financial Accounting Standards Board ["FASB"] issued Statement of Financial Accounting Standards ["SFAS"] No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.
Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company is in the process of determining its preferred format. The adoption of SFAS No. 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

The FASB has issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes how operating segments are reported in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for periods beginning after December 15, 1997, and comparative information for earlier years is to be restated.
SFAS No. 131 need not be applied to interim financial statements in the initial year of its application. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

Independent Auditor's Report

To the Board of Directors and Stockholders of Bio-Reference Laboratories, Inc.
         Elmwood Park, New Jersey


Our report on our audit of the basic financial statements of Bio-Reference Laboratories, Inc. and its subsidiary appears on page F-1. That audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule II is presented for purposes of complying with the Securities and Exchange Commissions Rules and Regulations under the Securities Exchange Act of 1934 and is not otherwise a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements, and in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

MOORE STEPHENS, P. C.
Certified Public Accountants.



Cranford, New Jersey
January 9, 1998

Bio-Reference Laboratories, Inc. and SubsidiarySchedule II -
Valuation and Qualifying Accounts For the Years Ended October 31, 1997, 1996 and 1995.

                              Balance at Charged to   Deductions    Balance
                              Beginning  Cost and     To Valuation   at End
                              of Period  Expenses     Accounts      of Period
Year Ended October 31, 1997
  Allowance for Doubtful
  Accounts and Contractual
  Credit                      $5,357,096 $47,593,419$(44,386,079)  $8,564,436
                              ========== =========== ============  ==========

Year Ended October 31, 1996
  Allowance for Doubtful
  Accounts and Contractual
  Credits                    $2,569,125 $35,928,646 $(33,140,675)$5,357,096
                             ========== =========== ============ ==========

Year Ended October 31, 1995
  Allowance for Doubtful
  Accounts and Contractual
  Credits                    $1,224,806 $28,605,938 $(27,261,619)$2,569,125
                             ========== =========== ============ ==========



Officers

Marc D. Grodman, M.D.
Chairman of the Board, President
& Chief Executive Officer

Howard Dubinett
Executive Vice President
& Chief Operating Officer

Sam Singer
Secretary, Vice President
& Chief Financial Officer


Directors

Marc D. Grodman, M.D.

Howard Dubinett

Sam Singer

Frank DeVito
President of Benefit Plan Services
of New Jersey, a medical
insurance consulting company

John Roglieri, M.D.
Corporate Medical Director of
NYLCare, a managed care
subsidiary of New York Life

Gary Lederman, Esq.
Member of the Institutional
Review Board of RTL, a pharmaceutical
drug testing laboratory

Medical Scientific
and Supporting Staff

Azmy Awad, Ph.D.
Senior Vice President

Nick Cetani, BLD, MT (ASCP) CLS
Laboratory Manager

Edward C. Clayton
Managing Director
GenPath Bio-Reference Laboratory

Karl Klinges, M.D.
Director, Cytology/Pathology
Bio-Reference Laboratory

William Knakal
Vice President, Sales and Marketing

Bader Maria Pedemonte-Coira, M.D.
Medical Director
GenPath Bio-Reference Laboratory

Benita Ponda, M.D., D.A.B.A.P. & C.P.
Medical Director, Chief Pathologist

Robert L. Rush, Ph.D.
Vice President Technical Operations

Charles T. Todd, Jr.
Vice President, Special Testing

Legal Counsel

Tolins & Lowenfels
A Professional Corporation
12 East 49th Street
New York, New York  10017


Auditors
Moore Stephens, P.C.
340 North Avenue
Cranford, New Jersey  07016


Common Stock
NASDAQ Symbol "BRLI"

A copy of the Company's annual report on Form 10-K for the year ended October
31, 1997 may be obtained by addressing a written request to Bio-Reference Laboratories, Inc.
Stockholder Relations
481 Edward H. Ross Drive
Elmwood Park, NJ 07407

Commitment to Service. . . and the Responsiveness that Comes with
Focus and
Dedication